PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED OCTOBER 16, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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IBEX Limited
(Name of Registrant as Specified In Its Charter)
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ibex.

2026 Financial Highlights

NASDAQ: IBEX

FY2026	
$644.1M	Revenue
$46.3M	Net Income
$3.13	Fully Diluted EPS
$82.4M	Adjusted EBITDA
12.8%	Adjusted EBITDA Margin
$52.2M	Adjusted Net Income
$3.52	Adjusted EPS

About ibex.

ibex is a global leader in outsourced business services and AI-powered customer experience solutions, enabling the world's best brands to deliver truly differentiated experiences for their customers. Leveraging a global team of 40,000 human CX experts – powered by the best AI technology, decades of CX innovation, and deep business insights – ibex engineers seamless, end-to-end customer journeys from AI agents to human agents at scale across retail, e-commerce, healthcare, fintech, utilities, technology, logistics, and more. Learn more at ibex.co and connect with us on LinkedIn.

Compelling Track Record of Transformation and Differentiation: BPO 3.0

Strong Financial Profile Growth Leader, Strong EBITDA, EPS	**15%** YoY Organic Revenue Growth	**14%** YoY Adj. EBITDA Growth	**28%** YoY Adj. EPS Growth
Pristine Balance Sheet Net cash position; strong free cash flow	**$30.9M** Net Cash		**$31.2M** FCF FY26
Outperforming the Competition Market share gains driven by operational excellence	**17** New Client Wins (FY 26)		**22%** YoY Growth with Top 10 Clients
Best-in-Class Culture & Client Partnerships World Class Employee NPS, Client NPS & Client Revenue Retention	**82** Employee NPS	**71** Client NPS	**99%+** Client Revenue Retention
Business Insights Enabling AI Agent Success Developing customer journeys for effective call containment & high CSAT	**4-6** Weeks to AI Development		**Containment + CSAT**
Defining the New Era of BPO with AI Agents Strategic Partnerships with Sierra	**10+** AI Agent Deployments		**5** Vertical Markets

FY2026: Financial Highlights – Non-GAAP*

Adjusted EBITDA
$82.4m FY26 vs. $72.0m FY25

Adjusted Net Income
$52.2m FY26 vs. $43.0m FY25

Adjusted EPS
$3.52 per share FY26 vs. $2.75 per share FY25

- Continued growth of profitable revenue
- Operating leverage gained from lower SG&A expenses
- Adjusted EPS growth of 28%

FY YoY Adjusted EBITDA and Margin
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$72.0m
12.9% Margin
$82.4m
12.8% Margin
FY25
FY26

Revenue: Model Client Diversification

Q4 FY26 Client Statistics (% of Revenue)

Top 5 Clients
33%
VS 36%
Top 10 Clients
53%
VS 54%
Top 25 Clients
75%
VS 79%
Largest Client
9%
VS 10%

77 Clients: $1m+ Annualized Revenue (Up ~26% YoY)

Winning in Strategic Verticals

Great Diversification - Growing Across Key Vertical Markets

Q4 FY25
Q4 FY26
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$37.2
$39.8
25.3%
24.2%
$20.6
$29.4
14.0%
17.9%
$20.2
$23.8
13.8%
14.9%
$16.1
$15.5
10.9%
9.4%
$15.5
$15.9
10.6%
9.7%
$10.9
$13.9
7.4%
8.4%
$26.6
$26.0
18.0%
15.9%
Retail & E-commerce
HealthTech
Travel, Transportation & Logistics
Telecommunications
FinTech
Technology
Other

- HealthTech increased 42% YoY
- Technology increased 27% YoY
- Travel, Transportation & Logistics increased 18% YoY
- Retail & E-commerce increased 7% YoY
- FinTech increased 3% YoY

*for a reconciliation of all non-GAAP measures provided, please see Appendix A.

2

ibex.

Dear Fellow Shareholders,

FY 2026 was another amazing year where we delivered record performance across all our financials while we established ourselves as the leader in BPO 3.0 – combining the ability to deliver AI Agents powered by Sierra with our best-in-class human agent support. We did this on top of a statement year in Fiscal 2025.

2026
ibex.

FY 2026: A Year of Record Performance

In FY26, we delivered the strongest results in our history as a public company. Our revenues grew organically 15.4% to $644.1 million, and we exited the year with Q4 FY26 being our 6th straight quarter of double-digit growth. We grew in all our key verticals highlighted by our 38% growth in Healthtech and in all regions. Our new logo engine signed 17 new clients including 9 in our Q4 FY26 setting us up for a strong FY27.

We set records across all our financial metrics:

$644.1 Million	**Record revenue**, up 15.4% from $558.3 million.	**$82.4 Million**	**Record adjusted EBITDA**, up 14.5%, at a 12.8% margin we held steady while investing for growth.
$3.13	**Record diluted EPS** up 33%.	**$59.0 Million**	**Record operating cash flow**
$3.52	**Record adjusted EPS** up 28%.	**$31.2 Million**	**Record free cash flow**, after $27.8 million of capital expenditure into new capacity.
$30.9 Million	**Net cash on June 30**, up from $13.7 million a year earlier, against $1.7 million of total debt		

We have built the strongest balance sheet in the industry and continue to yield strong free cash flow while making smart use of our capital. The result is we have furthered our separation from the traditional BPO pack.

FY26 also saw us establish a transformational strategic partnership with Sierra, the leading conversational AI Agent company, enabling us to build compelling AI agent solutions for our existing clients and new clients as well. This partnership was formalized in January, 2026, formally announced in May 2026 with multiple client wins already in place, and then backed up in our September earnings call with amazing results and proof points.

This gives me, our leadership, and our Board great confidence as we look ahead to next year and beyond.

www.ibex.co 3

ibex.

The Flywheel

When people ask me how a company like ibex keeps growing at a double-digit rate while our much larger competitors continue to struggle, I give the same answer every time. Clients are looking for better – not bigger. We are the best BPO hands-down, and we continue to win trophy new logos that want excellent CX for their customers. We then outperform our competitors and take market share enabling us to continue to grow top-line revenue well above the industry. And we parlay that with the industry best customer revenue retention rates. This is the flywheel we have built that has established ibex as the growth leader in the BPO space.

Let me expand with proof points. We win new clients with our differentiation - Culture, our Wave iX technology stack, and best-in-class Business Insights, and now we have AI agents as the accelerator on top. Our culture is the best in the industry as evidenced by our better than world-class employee Net Promoter Score of 82! In FY26 we won 17 new logos across multiple verticals and geographies. We then outperform our competition and consistently take market share. In FY26, Revenue from our top 5, top 10, and top 25 clients grew 24%, 22%, and 15% for the year validating our ability to outperform. Outperformance begets client retention. In FY26 both revenue retention and client retention ran north of 99% - unheard of in the BPO space. We also validated that with a world-class client Net Promoter Score of 71. And three different Fortune 500 companies, all top 10 clients of ours, named ibex their partner of the year. Each turn of the wheel makes the next turn easier.

HealthTech: a $100 million promise, not just kept but exceeded

At the start of the year, we announced our goal of building HealthTech into a $100 million vertical by June 30, 2026. We finished at $114 million – 38% organic growth. No acquisitions. Just performance.

What makes that number matter even more is what it proves. Our growth in HealthTech is proof that we can enter a new vertical and grow it to nine figures in just a few years, organically, in geographies we did not operate in when we started.

Improve as we grow

One thing I am particularly proud of is our ability to improve as we grow. That applies to our business, our team, and our brand. Every BPO in the world claims to have the best culture in the industry. Almost none of them measure it. We measure it, and we publish it. Our employee Net Promoter Score rose from 77 to 82 this year, on a 95% participation rate. A high score on a low turnout is easy. 82 when 95 out of every 100 employees responded is a different thing entirely, and it puts us in territory few companies in any industry reach. Engaged agents outperform, outperformance wins more share, and more share fuels the next new site and the next VIP trip for the people who earned it.

Our brand continued to garner attention and accolades in FY26. ibex Nicaragua ranked in the top 10 best places to work for service professionals in the Caribbean and Central America. ibex Philippines was named one of Asia's Most Influential Companies at the ACES Awards in December. Our Bohol site became the first in its region to earn TESDA enterprise-based training accreditation. Wave iX earned two Globee awards in November 2025 for AI-powered customer experience. In April we earned ISO/IEC 42001 certification for responsible AI management, joining our ISO 27001, SOC 2 Type II, and PCI DSS credentials, and we hold a rating of 100 on SecurityScorecard, the top spot among BPO providers.

www.ibex.co 4

ibex.

AI became a growth vector

Over the past few decades, our industry has evolved in three distinct phases. BPO 1.0 chased arbitrage. BPO 2.0 drove clients away from labor arbitrage as they looked for partners that could deliver better customer experiences. This is where ibex established itself as the leader over the last many years. Now clients are looking for solutions for AI Agents and ibex is at the forefront with our strategic partnership with Sierra. We are now defining BPO 3.0 – great customer experiences from AI Agents to Human agents – seamlessly.

Multiple studies have found that AI agent programs often fall short on return, or deliver poor interactions, or both. Our thesis was if you combine the best AI engine in the market with the best business insights into customer journeys, the AI Agent will deliver both Resolution and CSAT. That is exactly what our AI Agent solution provides: the journey mapping, the integration, the QA monitoring, and the business insights that tell you which intents to automate and which to route to a person. That is what we do differently, and we do it better than anyone else. Sierra brings the best AI agent engine in the market. We bring the rest for our clients. This winning combination delivers real cost savings and high-quality interactions at scale in record speed!

Here are four examples to illustrate. One word first on the numbers in them, because 20% or 40% only means something with a common definition behind it. We sell resolution rather than containment, on purpose. Containment is a measurement. Resolution is an outcome: the customer got what they called for and did not have to call back. We report metrics, but we deliver outcomes. The next word is speed. We are delivering successful deployments in weeks not months, quarters or years.

First, Philippine Airlines. We went head-to-head with a pure-play AI company, a SaaS company, and a multibillion-dollar BPO to win an AI agent partnership with an existing client. The proof of concept launched in Q4 in three languages. Resolution rates came in above 20% with CSAT above 4.7 out of 5.0, on par with our human agents. Our solution was delivered in 6 weeks.

Second, BJ's Wholesale, a new trophy logo we won by leading with AI as the tip of the spear rather than with traditional human agents. It went live in June 2026, and within 41 days from the initial implementation meeting, it delivered resolution above 40% for the subset of calls targeted, with CSAT above 4.7, beating the human metrics from their legacy vendor. Deploying human agents for BJ's should follow in the first half of FY27. This is a perfect example of landing with AI and expanding into the more traditional BPO business.

Our own digital acquisition business is the third example. We focused Sierra on our inbound call volume that used to go to an IVR and turned it into sales opportunities for our human agents. We answer every call our marketing generates, convert more of them, and reinvest the proceeds in more marketing. A virtuous cycle, positively adding to our own P&L – and delivered in 6 weeks!

Fourth, Sierra introduced us to a leading luxury activewear brand in hypergrowth that needed a partner to scale human support alongside its AI. Thirty days later we launched the proof of concept. Per our playbook, we outperformed the incumbent and converted it to a long-term agreement. Traditional BPO work, moving at the speed of AI rather than the speed of BPO.

Each of the four cases above is driving incremental revenue today. We grew 15% in FY26 in the face of AI. Now with our powerful AI Agent solution, we have another high margin vector of growth going forward that we are extremely excited about.

www.ibex.co 5

Smart Capital Allocations

We continue to see the two most efficient uses of capital are continued investment in capacity to support our leading growth initiatives and share repurchases driven by the performance and confidence we have in our business.

Growth like this requires greater capacity, and we built it. Capital expenditure rose to $27.8 million, 4.3% of revenue, 2.5% of which was used to build new capacity focused mostly in our highest-margin offshore regions. Offshore was 51% of revenue and grew 16%. Payback can be as low as 12 months in our offshore markets.

In addition to our market-leading performance and record results, we returned capital to you by repurchasing more than 453,000 shares for $14.4 million, and in May our Board authorized a new $20 million program, of which close to $17.9 million remained available on June 30. Over the past three years we have repurchased 5.7 million shares for $114 million.

ibex.

Looking ahead to FY27: The start of something greater

I firmly believe our business today is stronger than ever. For years we have proven we can outperform the traditional BPO market on the human side. Now we have proven we can deliver best-in-class AI agents as well. That is a business built for today and for tomorrow.

We will look back on Fiscal 2026 as another banner year, and as the start of something greater: the point where ibex led the industry into the BPO 3.0 era.

None of it happens without the best team in the industry. To the more than 40,000 people around the world who wear the ibex badge, thank you. To our shareholders, thank you for your confidence. Together, we are ready to reach new heights and deliver new records in FY27.

Bob Dechant
Chief Executive Officer

www.ibex.co 6

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED OCTOBER 16, 2026

IBEX Limited
1717 Pennsylvania Avenue NW, Suite 825
Washington, D.C. 20006

NOTICE OF 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Our Shareholders:

On behalf of the Board of Directors (the "Board") of IBEX Limited (the "Company"), we cordially invite you to attend the Company’s 2026 annual general meeting of shareholders (the "Annual Meeting") on December 10, 2026, at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) online via live audio webcast at www.virtualshareholdermeeting.com/IBEX2026.

At the Annual Meeting, you will be asked to:
1.Set the number of directors of the Company at a maximum of eight directors (in accordance with customary practice for Bermuda companies and as required by the Bye-laws of the Company);
2.Elect the eight nominees for director named in this proxy statement to hold office until the earlier of the next annual general meeting of shareholders or their resignation, death, or removal;

3.Authorize the Board to fill any vacancy on the Board;

4.Approve, on a non-binding advisory basis, the compensation of our named executive officers;

5.Approve, on a non-binding advisory basis, the frequency of shareholder advisory votes to approve our named executive officers' compensation;

6.Approve the amendment to Bye-Law 74 to adopt a simple majority vote standard for Bye-law amendments;

7.Approve the amendment to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan; and

8.Approve the appointment of Deloitte & Touche LLP as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year ended June 30, 2027 (in accordance with legal requirements applicable to Bermuda companies).

Additional Items: In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Financial Statements: We will also lay before the Annual Meeting our audited financial statements for the fiscal year ended June 30, 2026 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the "Companies Act"), and our Bye-laws.

Record Date: The record date for qualification of shareholders to participate and vote in the Annual Meeting has been set for 5:00 p.m. Eastern Time on October 9, 2026.

Attending the Meeting: All shareholders are invited to participate in the Annual Meeting. The electronic system for remote participation will be available for access from 3:45 p.m. Eastern Time (4:45 p.m. Atlantic Time) on December 10, 2026 at www.virtualshareholdermeeting.com/IBEX2026. To attend the virtual meeting, shareholders of record will need to enter the 16-digit control number included on your proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of, and how to participate in, the Annual Meeting.

Voting: We encourage you to vote as promptly as possible by telephone, through the internet or by mailing your completed and signed proxy card. Please follow the directions on your proxy card. You may also vote during the meeting, once logged in, by using the "Vote Here!" button.

We are first mailing or making available this proxy statement for the Annual Meeting (the "Proxy Statement"), proxy card, and the Company’s 2026 Annual Report (collectively the "proxy materials") on or about October [ ], 2026.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Companies Act, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 4:30 p.m. Eastern Time (5:30 p.m. Atlantic Time) on the date specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.ibex.co/.

We look forward to having you join us on December 10, 2026.

By Order of the Board of Directors,

Christy O’Connor
Chief Legal Officer and Assistant Secretary
Washington, D.C.
October [ ], 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 10, 2026

The Proxy Statement and 2026 Annual Report are available at www.proxyvote.com.

FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current facts, made in this document are forward-looking. We use words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, such as changes in demand for our services and changes in macroeconomic conditions, are described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED OCTOBER 16, 2026

CORPORATE GOVERNANCE

We refer to IBEX Limited as the "Company," "ibex," "us," "we," or "our" in this Proxy Statement.

Board of Directors

Our Bye-laws provide that our Board of Directors (the "Board") shall consist of no less than one and no more than ten directors, with such number to be determined at each annual general meeting. The size of our Board is currently set at eight directors. Our Board currently consists of the following directors:

Daniella Ballou-Aares	John (Jack) Jones
Karen Batungbacal	Shuja Keen
Fiona Beck	Patrick McGinnis
Robert Dechant	Mingzhe (JJ) Zhuang

Our directors generally hold office for such terms as our shareholders may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

On December 4, 2025, the Chairman of the Board, Mr. Mohammed Khaishgi, notified the Company of his decision to withdraw as a nominee for election as a director at the 2025 Annual Meeting of Shareholders (the "2025 Annual Meeting"). Mr. Khaishgi withdrew as a nominee for personal reasons and not due to any disagreements with the Company on any matter relating to its operations, policies, or practices. As a result of his decision not to stand for re-election, Mr. Khaishgi's service on the Board ended immediately after the 2025 Annual Meeting.

On December 19, 2025, in accordance with our Bye-laws, the Board unanimously appointed Mr. Shuja Keen to fill the vacancy on the Board. Mr. Keen previously served on the Company's Board from March 2018 through December 2024. There are no arrangements or understandings between Mr. Keen and any other person pursuant to which Mr. Keen was appointed as a director of the Company.

Also on December 19, 2025, the Board appointed current director Mr. John Jones to serve as the Chairman of the Board. Since Mr. Jones is not considered independent under Nasdaq rules, the Board appointed Mr. Mingzhe (JJ) Zhuang to serve as Lead Independent Director, which further enhances the Board's governance structure.

All of the above appointments were made by the Board after careful consideration, following the recommendation of the Nominating Committee of the Board (the "Nominating Committee"), for a term that lasts until the earlier of the 2026 annual general meeting of shareholders or the appointee's resignation, death, or removal. Our Board currently consists of 37.5% female directors and 62.5% male directors, with 37.5% of our directors self-reporting as racially/ethnically diverse.

Director Independence

Our Board has undertaken a review of the independence of the directors in light of the Nasdaq listing standards and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our Board affirmatively determined that Mses. Ballou-Aares, Batungbacal, and Beck and Messrs. McGinnis and Zhuang are "independent directors" under the listing standards of Nasdaq. This represents five of our eight current directors and will represent five of our eight directors after the Annual Meeting. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and our affiliates, and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director, the transactions involving them, and other boards upon which they serve.

In addition, the Board determined that each member of the Audit Committee satisfies the applicable independence requirements under the applicable Securities and Exchange Commission ("SEC") rules and the Nasdaq listing standards for such members. Our Compensation Committee and Nominating Committee are also solely comprised of independent directors, in line with the Nasdaq listing standards.

Board Leadership Structure

The Board does not have a formal policy on whether the role of Chairman and Chief Executive Officer ("CEO") should be separate or combined. Mr. John Jones was appointed as the Chairman of the Board in December 2025. Mr. Jones has served as a Board member since March 2018. Based on his depth of industry experience and long-term involvement with the Company, the Board determined that Mr. Jones should serve as Chairman, maintaining responsibility for coordinating board activities, including the scheduling of meetings and executive sessions of the non-employee directors and managing the relevant agenda items in each case (in consultation with the CEO as appropriate). This structure also enables Mr. Robert Dechant, the CEO to focus on leading and managing the Company. As Mr. Jones is not an independent director, the Board appointed Mr. Mingzhe (JJ) Zhuang as Lead Independent Director ("LID").

The Chairman and the LID work together to support the effective functioning of the Board and its oversight of the Company. The Chairman leads the Board, presides at Board meetings and works with the LID to develop meeting agendas and identify matters for Board consideration. The Chairman also facilitates communication between the Board and management and helps ensure that directors receive the information needed to perform their responsibilities.

The LID provides independent leadership and serves as a point of coordination for the independent directors. In consultation with the Chairman, the LID reviews proposed agendas and meeting materials and may request that additional matters be included for discussion. The independent directors meet in executive sessions without management and non-independent directors present to discuss matters relating to Board oversight, management performance, corporate strategy and other matters they deem appropriate. The LID presides at executive sessions of the independent directors, facilitates discussion of matters raised in those sessions, communicates relevant feedback to the Chairman and, as appropriate, management, and facilitates follow-up as applicable.

Between meetings, the Chairman and the LID maintain an ongoing dialogue regarding Board priorities, meeting preparation and matters requiring the Board’s attention. This collaboration combines the Chairman’s leadership of the Board with the LID’s independent perspective, while preserving the ability of the independent directors to meet and deliberate independently.

Shareholder Engagement

The Board recognizes the importance of maintaining open communication with shareholders and considering their perspectives on corporate governance, executive compensation and the Company's long-term strategy. The Nominating Committee oversees the Company’s shareholder engagement.

The Company’s Chief Executive Officer and Chief Financial Officer regularly make themselves available to speak with shareholders. The Company also maintains active shareholder engagement with its largest shareholders to solicit inputs and feedback on a range of topics, including business strategy, governance practices and executive compensation, as well as other topics of importance to our shareholders. In addition, the Company seeks to participate in approximately one investor conference per quarter to meet with current shareholders and prospective investors.

The Company utilizes its earnings calls and investor presentations to address matters of interest to shareholders. Recent shareholder topics of interest include:

•Company’s artificial intelligence (“AI”) strategy;
•Potential AI opportunities and risks;
•Capital allocation strategy; and
•Governance priorities.

The Nominating Committee and, as appropriate, the Board and other committees consider feedback received through these investor communication channels in their ongoing review of governance, compensation, and strategic matters.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and the Company's Bye-law 68, our audited financial statements for the fiscal year ended June 30, 2026 will be presented at the Annual Meeting. These financial statements have been approved by our Board. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

PROPOSAL ONE

SET NUMBER OF DIRECTORS

The current maximum number of directors was set at eight by the shareholders at the 2025 Annual Meeting. Bye-law 37 requires the maximum number of directors to be set by the shareholders at each annual general meeting. Accordingly, the Board proposes to set the maximum number of directors at eight at the Annual Meeting until the next annual general meeting. The Board has nominated eight directors for these positions, as further described below in Proposal Two.

Our Board recommends a vote FOR the proposal to set the maximum number of directors as eight.

PROPOSAL TWO

ELECTION OF DIRECTORS

Based on the recommendation of the Nominating Committee of the Board, the Board nominated eight directors for election at the Company’s Annual Meeting to hold office until the next annual general meeting of our shareholders or until their resignation, death, or removal.

With the exception of Mr. Keen, all directors were elected by shareholders at the 2025 Annual Meeting. Mr. Keen was appointed by the Board on December 19, 2025 to fill the vacancy of Mr. Mohammed Khaishgi, who withdrew as a nominee for election as a director at the 2025 Annual Meeting.

Director Nominations

In accordance with the Company's Procedures for Identifying and Evaluating Director Candidates adopted by the Board, the Nominating Committee is responsible for identifying and evaluating the best available, qualified candidates for election to the Board. Following their evaluation, the Nominating Committee, acting through a majority, can recommend to the full Board a slate of director candidates to be nominated for election by the Company's shareholders on an annual basis. In the case of incumbent directors, the Nominating Committee reviews each director's overall service during his or her current term and any other factors that the Nominating Committee considers relevant, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Nominating Committee first determines whether the nominee would be independent under the Nasdaq Listing Rules, then identifies any special needs of the current Board. The Nominating Committee will consider individuals recommended by Board members, Company management, shareholders, and if it deems appropriate, a professional search firm.

The Board recognizes the value of cultivating a board with a broad mix of opinions, perspectives, skills, experiences and professional backgrounds. As such, the Board actively seeks director candidates from a wide variety of backgrounds, without discrimination based on any status protected by law. All nominations to the Board will be based on merit, experience and professional background relevant to the Board’s current and anticipated needs, as well as the Company’s business.

The Board believes that director candidates should meet and demonstrate the following minimum criteria:

•Character and integrity
•A commitment to the long-term growth and profitability of the Company
•A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings
•Significant business or public company experience relevant and beneficial to the Board and the Company

In addition to the minimum criteria described above, the following factors may also be considered in evaluating candidates for the Board:

•Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs
•Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent
•Whether the candidate would be considered an audit committee "financial expert" or be financially literate as described in the Nasdaq Listing Rules and the Audit Committee Charter
•Accomplishments of each candidate in his or her field and applicability to the Company’s business and industry
•Outstanding professional and personal reputation
•Relevant experience
•Ability to exercise sound business judgment
•Breadth of knowledge about issues affecting the Company

The Nominating Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating Committee. Shareholders that wish to nominate a director for election to our Board should follow the procedures described under the "Submission of Shareholder Proposals for the 2027 Annual Meeting" heading.

Board Skills and Experience

Skills and Experiences	Ballou-Aares	Batungbacal	Beck	Dechant	Jones	Keen	McGinnis	Zhuang
Accounting and Finance
Expertise in financial reporting, accounting and audit matters, with prior leadership over financial controls and the evaluation of capital allocation, capital structure and strategic transactions that support long-term financial resilience and growth.
	x	x	x	x	x	x	x
Corporate Governance Prior public company board service or knowledge of public company corporate governance standards, with expertise overseeing effective enterprise risk management systems.	x	x	x		x	x	x	x
Cybersecurity and Data Privacy
Technical understanding of critical cybersecurity systems and processes that safeguard customer and enterprise data, with experience identifying emerging digital threats and information security risks while navigating the evolving data protection landscape.
			x		x			x
Global Business
Track record of guiding business strategies across international markets, with a deep understanding of ibex’s key geographies, global delivery model and the strategic opportunities and complexities of operating a globally distributed enterprise.
	x	x	x	x	x	x	x
Human Capital Management
Leadership in human capital management across a large, globally distributed workforce, with a comprehensive understanding of competitive labor markets and talent attraction, development and retention strategies.
	x	x	x		x
Industry Expertise
Deep experience in customer experience, business process outsourcing or related services industries, providing insight into evolving client needs, competitive dynamics and market trends that inform ibex’s competitive positioning.
		x		x	x	x	x	x
Sales and Marketing Advanced knowledge of go-to-market and marketing strategies that drive sales and revenue growth, strengthen competitive positioning and build long-term brand value.	x	x		x	x		x
Senior Executive Leadership
C-suite or comparable senior executive leadership experience at a public or similarly large and complex global enterprise, providing an informed perspective on strategy, enterprise risk and sustainable long-term growth.
		x	x	x	x	x	x	x
Technology and Innovation
Significant experience developing or advancing technology and innovation strategies, including artificial intelligence, with in-depth knowledge of emerging technologies that enable business transformation, strengthen competitive advantage and enhance ibex’s platform and offerings.
			x	x	x	x	x	x

Director Nominees

The Board has selected the following eight nominees for election to the Board.

Daniella Ballou-Aares	John (Jack) Jones
Karen Batungbacal	Shuja Keen
Fiona Beck	Patrick McGinnis
Robert Dechant	Mingzhe (JJ) Zhuang

All nominees currently serve as directors with terms expiring at the Annual Meeting. The nominees will hold office from their election until the next annual meeting of shareholders, or until their resignation, death, or removal.

Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company's proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company's shareholders. The Company has no reason to believe that any of the nominees will be unavailable or, if elected will decline or be unable to serve as a director.

For each of the director nominees standing for election, the following describes certain biographical information and the specific experience, qualifications, attributes, or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

Our Board recommends a vote FOR the election of each director nominee.

Daniella Ballou-Aares
Independent Director

Reasons for Nomination
Daniella Ballou-Aares is a global strategy executive with more than two decades of experience advising businesses, governments and nonprofit organizations on growth across emerging markets, governance and organizational transformation. She supports the Board with deep expertise in strategy, operations, international economics and public policy, strengthening oversight of ibex’s international growth and stakeholder engagement.

Director Since: 2018 Age: 51	Committees: •Nominating (Chair) •Audit
Key Qualifications
•Ms. Ballou-Aares is Co-Founder and Chief Executive Officer of the Leadership Now Project, where she leads a network of more than 400 business leaders, CEOs and corporate directors focused on advancing effective corporate governance, fiduciary oversight and leading corporate governance practices.

•As the Co-Founder of Dalberg Advisors, Ms. Ballou-Aares helped build the firm from a seven-person startup into one of the world's leading global strategy consultancies, expanding its presence to 25 offices across Africa, Asia, Europe, Latin America and the U.S. Earlier in her career, she advised clients across multiple industries as a consultant with Bain & Company in the U.S., South Africa and the UK.

•During her service at the U.S. Department of State, Ms. Ballou-Aares led initiatives to modernize the U.S. government’s approach to frontier markets by boosting private capital and infrastructure investments. She was instrumental in negotiating the 192-country agreement establishing the United Nations Sustainable Development Goals and contributed to the transformation of the U.S.’ global HIV/AIDS program through a more data-driven operating model.

•Ms. Ballou-Aares is a recognized thought leader on strategy, leadership and governance, and her perspectives have been featured in the Harvard Business Review, The New York Times, Fast Company, POLITICO and at the World Economic Forum, among others. She is a member of the Council on Foreign Relations.

Career Overview
Leadership Now Project – a membership organization of business and thought leaders
•Co-Founder and Chief Executive Officer
(since 2019)

Dalberg Advisors – a global strategic advisory firm
•Advisory Partner (2018-2019)
•Partner (2017-2018)
•Partner and Regional Director of the Americas (2004-2012)

U.S. Department of State
•Senior Advisor for Development to the Secretary of State (2012-2017)

Bain & Company – a management consulting firm
•Management Consultant (1996-2004)

Education
B.S., Operations Research and Industrial Engineering, Cornell University
MPA, Harvard Kennedy School of Government
MBA, Harvard Business School

Karen V. Batungbacal
Independent Director
Reasons for Nomination
Karen Batungbacal is a business process outsourcing and shared-services pioneer with more than three decades of leadership building and scaling large-scale customer service and offshoring operations across Asia Pacific and the United States. Her deep operational expertise in customer experience and her vertical-market knowledge in financial services and healthcare support the Board's oversight of ibex's global operations and strategic priorities.

Director Since: 2025 Age: 65	Committees: •Compensation (Chair) •Nominating
Key Qualifications
•As partner at CEO Advisors, Ms. Batungbacal advises companies on strategic growth, capital raising, mergers and acquisitions and business transformation initiatives, including strategic growth opportunities at Cabalen Group and Salcedo Auctions.

•As former Country Head of Tenet Healthcare, Ms. Batungbacal built the company’s Manila offices from inception to approximately 3,000 employees, while managing a $54 million operating budget. Earlier, she led the establishment and expansion of QBE’s Philippines operations, managing a $90 million operating budget, growing the business to more than 2,800 employees and helping position the Philippines as a leading global business process outsourcing destination.

•Ms. Batungbacal has led both small- and large-scale operations in the US and Asia, bringing substantial global operations, customer experience and workforce leadership experience from her senior roles at JPMorgan Chase, UnitedHealth Group and ICT group, among other multinational companies. While overseeing JPMorgan Chase’s Philippine Global Service Center, she was responsible for growing the site from 7,000 to 12,000 staff members in two years and managing an operating budget of over $200 million.

•Ms. Batungbacal co-founded the IT & Business Process Association of the Philippines (IBPAP) and was instrumental in shaping policies that have advanced the Philippine IT-BPM sector’ talent pipeline, contributing to the industry’s continued development and competitiveness.

•She currently serves on the boards of Concepcion Industrial Corporation (PSE: CIC) (since 2026) and several privately held companies spanning financial services and customer experience technology, including Call Center Studio, Virlanie Foundation, Gallagher Insurance Philippines and Fuse Financing Inc.

•Ms. Batungbacal is a Fellow of the Institute of Corporate Directors (Philippines) and a member of Women Corporate Directors (USA).

Career Overview
CEO Advisor Inc. – an M&A and business advisory firm
•Partner (since 2023)

Management Association of the Philippines – a Philippine business organization
•Secretary and Governor (2023-2025)

Tenet Healthcare (NYSE: THC) – a healthcare services company
•Senior Vice President and Country Head, Global Business Center (2019-2021)

UnitedHealth Group (NYSE: UNH) – a healthcare services company
•Senior Vice President, Optum Global Services (2018-2019)

QBE Insurance (ASX: QBE) – a global insurance company
•Executive General Manager (2013-2017)

JPMorgan Chase (NYSE: JPM) – a global financial services firm
•Managing Director, Chief Accounting Officer / Senior Country Operations Officer (2010-2012)

ICT Group Philippines – a customer management and BPO provider
•President (2004-2010)

Source One Asia – a supply chain management company
•Chief Executive Officer (2002-2004)

Education
M.A., Chemical Engineering, Princeton University
B.S., Chemical Engineering, University of Notre Dame

Fiona Beck
Independent Director

Reasons for Nomination
Fiona Beck brings more than two decades of executive and board leadership across global telecommunications, technology and infrastructure businesses. Her experience leading digital infrastructure and network modernization initiatives, combined with her financial expertise and deep knowledge of governance, regulatory and compliance matters, strengthens the Board's oversight of ibex's long-term growth strategy.

Director Since: 2020 Age: 61	Committees: •Audit (Chair) •Nominating
Key Qualifications
•As former Director of the Bermuda Business Development Agency, a public-private partnership, Ms. Beck focused on the technology and financial technology sectors. She elevated Bermuda’s role as a leading hub for transatlantic digital connection by creation an investor-friendly regulatory framework that supported Google's establishment of three transatlantic subsea cable systems in the region.

•As President and Chief Executive Officer of Southern Cross Cable Limited, Ms. Beck led a significant network modernization and expansion of the company’s internal fiber network, enhancing capacity, reliability and operational efficiency across key Asia-Pacific markets.

•Ms. Beck has guided complex telecommunications infrastructure projects, including deployment of Ciena’s WaveLogic 3 platform at Southern Cross Cable, which expanded high-speed broadband connectivity, capacity and performance across Australia, New Zealand, Hawaii and Fiji.

•She is a Chartered Accountant (Australia and New Zealand) and qualifies as the Audit Committee financial expert.

•Ms. Beck currently serves as Board Chair of Atlas Arteria International (ASX: ALX) (since 2019) and as a director at Oakley Capital Investments (LSE: OCI) (since 2020). She previously served on the boards of Ocean Wilsons Holdings (formerly LSE: OCN, 2020-2026) the Bermuda Business Development Agency (2017-2023), SAEx International (2015-2022), Twilio IP Holdings (a subsidiary of Twilio, NYSE: TWLO) (2015-2021) and One Communication (formerly BSX: ONE.BH) (2016-2020).

Career Overview
Southern Cross Cable Limited – an international subsea fiber-optic communications infrastructure company
•President and Chief Executive Officer
(2001-2014)

SubOptic Association – a leading global organization representing the subsea fiber-optics communications industry
•President (2006-2014)

Telecom New Zealand (OTCMKTS: SPKKY) – a leading telecommunications company
•Manager, Financial Investment and Performance (1996-2001)

New Zealand Treasury
•Manager, Fiscal Analysis (1994-1996)

Education
Bachelor of Management (Hons.), Finance and Accounting, University of Waikato, New Zealand

Robert Dechant
Chief Executive Officer and Director

Reasons for Nomination
Robert (Bob) Dechant is a global leader in business process outsourcing (BPO) and customer experience technology, with more than three decades of executive leadership across sales, marketing, operations and business transformation. As Chief Executive Officer, he has led ibex’s transformation into a technology-enabled provider of end-to-end customer-experience and digital solutions. His deep industry expertise, operational leadership and understanding of ibex’s strategy, evolution and value drivers strengthens the Board’s oversight of the strategic priorities, capital allocation and technology roadmap.

Director Since: 2021 Age: 64
Key Qualifications
•As CEO of ibex, Mr. Dechant has overseen the Company’s transformation into an award-winning provider of end-to-end customer lifecycle and digital transformation solutions for the world’s leading New Economy and Blue Chip brands. He has driven major revenue and EBITDA growth, helping lead the Company’s 2020 IPO and launch its Business Process Outsourcing 2.0 revolution.

•Mr. Dechant executed strategic investments in technology and talent, nearshore and offshore growth, expanding ibex’s footprint in the emerging, dynamic markets of Nicaragua, Jamaica and the Philippines.

•In his prior role as Chief Sales and Marketing Officer at Qualfon, Mr. Dechant diversified the company’s client portfolio, enhanced its go-to-market strategy and expanded its nearshore delivery capability, helping position the company into a rapidly growing BPO player.

•During his tenure leading the sales and marketing function at Stream Global Services, Mr. Dechant reorganized the company’s international sales and account management organization, strengthening customer delivery across more than 50 service centers in 22 countries.

•Earlier in his career, Mr. Dechant held sales and marketing roles with Convergys (formerly NYSE: CVG), 3Com Corporation (formerly Nasdaq: COMS), Modus Media and IBM (NYSE: IBM).

Career Overview
ibex (Nasdaq: IBEX)
•Chief Executive Officer (since 2019)
•Chief Executive Officer, IBEX Interactive
(2017-2019)
•Chief Executive Officer, Ibex Global Solutions (2015-2017)

Qualfon, Inc. – a global provider of call center, back office and business process outsourcing services
•Chief Sales, Marketing and Client Services Officer (2012-2015)

Stream Global Services (formerly NYSE: SGS) – a business process outsourcing provider
•Chief Sales and Marketing (2008-2011)

Education
B.S., Fairfield University

John Jones
Chair of the Board

Reasons for Nomination
John (Jack) Jones is a business process outsourcing and customer experience executive with more than three decades of leadership in global operations, financial services and enterprise transformation. His experience scaling global service organizations, managing complex client relationships and overseeing operational risks strengthens the Board’s oversight of ibex’s global delivery model, client service strategy and enterprise risk management.

Director Since: 2018 Age: 71	Committees: •Corporate Governance
Key Qualifications
•As a consultant to TRG Holdings, LLC Mr. Jones advises portfolio companies on M&A support, global location strategy, sales support, leadership coaching and executive mentorship.

•In his role as Chief Operating Officer at Expert Global Solutions, Mr. Jones led the company’s expansion into the Philippines, strengthening its global delivery capabilities in a key offshore market and helping position the business for its acquisition by Alorica in 2016, creating the largest customer experience business process outsourcer at that time in the U.S. and third largest globally.

•During his 25-year career at JPMorgan Chase, Mr. Jones led the firm’s enterprise-wide globalization strategy, encompassing a global service delivery network of more than 35,000 employees supporting all lines of business. He also spent several years overseeing credit services for card operations and in other key roles within the banking systems of JPMorgan Chase and Wachovia.

•While at JPMorgan Chase, Mr. Jones was actively involved in trade associations and business groups in India and the Philippines, most notably the Business Processing Association of the Philippines and Nasscom, India’s leading BPO and Technology Association. During his time as Lead Executive for the Global Solutions organization at JPM, Mr. Jones also served on the boards of both JPMorgan India, LLC and JPMorgan Philippines.

Career Overview
TRG Holdings, LLC – an investment holding company focused on technology-enabled services
•Consultant (since 2017)

Expert Global Solutions – a business process outsourcing company
•Chief Client Officer (2015-2016)
•Chief Operating Officer & Head of Sales and Client Services (2011-2016)

JPMorgan Chase (NYSE: JPM) – a global financial services firm
•Managing Director and Corporate Head of Offshoring & Outsourcing (2007-2011)
•Senior vice President, Global Solutions Executive (2003-2007)
•Various leadership roles, including Financial Controller, Head of Payments, Head of Credit (1985-2003)

Education
B.S., Business Management, University of Phoenix

Shuja Keen
Director

Reasons for Nomination
Shuja Keen is a technology entrepreneur, executive and investor with more than two decades of relevant experience building, investing in and advising technology companies. He combines expertise in artificial intelligence, business strategy and digital transformation with capital markets, strategic transactions and public-company governance experience, providing valuable insights and perspectives to ibex. His expertise at the intersection of AI and customer experience, together with his operating and investing background, strengthens the Board's oversight of ibex's technology strategy, capital allocation and strategic transactions to advance long-term competitiveness and shareholder value.

Director Since: 2025; (with previous service 2018-2024) Age: 50
Key Qualifications
•Mr. Keen has deep expertise building and investing in AI companies, dating back to 2009, beginning with his involvement with Afiniti, an AI-powered customer experience technology company. At NYA Labs, Operator Labs and Alert Communications, he invests in, builds, and transforms enterprises in regulated industries with AI. His expertise includes a practical perspective on AI’s commercial applications, business-model change and the reliability, compliance and accountability required for enterprise adoption.

•Mr. Keen brings extensive capital markets and transaction experience, having guided numerous mergers and acquisitions, public listings on Nasdaq and the London Stock Exchange, public-to-private transactions and debt and equity offerings, including ibex's initial public offering. As a venture investor at Mentors Fund and Seven Eight Six, he invests in AI and emerging technologies.

•As a founding member of The Resource Group, Mr. Keen helped grow multiple businesses through portfolio operations, acquisitions and digital transformation. During his prior tenure on the ibex board, he helped build ibex through its formation, operational and digital transformation, and international expansion phases, including establishing operations in the Philippines.

•Mr. Keen previously served as a director of ibex and its subsidiaries, including ibex Global Solutions, Inc. and TRG Marketing Solutions Limited (2009-2024). Mr. Keen is also the Founder and Chair of the MIT AI Conference, established in 2017, and serves on the advisory board of the Fatima Institute for Global AI Research.

Career Overview
The Resource Group – an investment holding company focused on software, information services and technology-enabled services sectors
•Managing Director and Founding Team Member (since 2002)
NYA Labs – builds, operates and invests in AI-native businesses in regulated sectors
•Founding Partner (since 2024)
Operator Labs – an AI company focused on automating administrative and revenue-cycle workflows for healthcare providers
•Founder and Chairman (since 2026)
Alert Communications – an AI-first answering service for legal, medical and home services businesses
•Director and President (since 2009)
Mentors Fund – a seed-stage venture capital fund focused on AI and emerging technologies
•Founding Partner (since 2015)
•Co-Chair, Investment Committee
Seven Eight Six – a fund-of-funds and direct-investment venture firm focused on AI and emerging technologies, supporting STEM scholarships
•Founding Partner (since 2022)
•Chair, Investment Committee

Education
S.B., Massachusetts Institute of Technology (MIT)

Patrick J. McGinnis
Independent Director

Reasons for Nomination
Patrick McGinnis is an investment executive with more than 25 years of experience advising and investing in growth-oriented businesses across global markets. His expertise in capital allocation, capital markets and emerging market investments, combined with his experience investing in and advising artificial intelligence companies, strengthens the Board's oversight of ibex's long-term growth strategy, AI-driven transformation, capital deployment and global expansion.

Director Since: 2024 Age: 50	Committees: •Audit •Nominating
Key Qualifications
•As Managing Partner at Dirigo Advisors, Mr. McGinnis invests in and advises early-stage and high-growth businesses. He has built a diverse portfolio of frontier technology ventures, including in artificial intelligence, spanning the United States, Asia and Latin America.

•Mr. McGinnis has extensive experience guiding entrepreneurs, venture and private equity backed companies across the United States and Latin America. Since 2012, he has served as a Senior Advisor to the World Bank and the International Finance Corporation on private equity and venture capital in emerging markets, with engagements in more than 20 countries.

•As Venture Partner and member of the investment committee at Salkantay Ventures, Mr. McGinnis evaluates early-stage investments in technology companies across Latin America, bringing expertise in assessing opportunities across rapidly evolving market sectors, including frontier technology and AI, as well as complex regulatory and operating environments.

•Earlier in his career, Mr. McGinnis held investment roles at Chase Capital Partners, JPMorgan Partners, AIG Capital Partners, and PineBridge Investments. He also served on the board of Hispanic Teleservices Corp., a pioneering Latin American contact center business.

•Mr. McGinnis currently serves on the board of TRG International (since 2005) and TRG Pakistan Limited (PSX: TRG) (since 2024 and previously 2005-2022).

Career Overview
The xQuotient – an executive leadership advisory company that helps asset managers and the companies in which they invest convert strategy into narratives and execution
•Co-Founder (since 2023)

Salkantay Ventures – a leading Latin American venture capital firm
•Venture Partner and Investment Committee Member, Salkantay Exponential Fund
       (since 2019)

Dirigo Advisors – an investment advisory firm
•Managing Partner (since 2010)

Author and Global Keynote Speaker author of two bestselling books on entrepreneurship and decision-making and keynote speaker on these topics

Education
BSFS, Georgetown University, Walsh School of Foreign Service
MBA, Harvard Business School

Mingzhe (JJ) Zhuang
Lead Independent Director

Reasons for Nomination
JJ Zhuang is an entrepreneur, technology executive and engineer with more than two decades of experience building and scaling technology platforms at public and private companies. His experience with complex software systems, mobile and cloud computing and large-scale AI applications, as well as his deep technical expertise in applying AI to products and operations provide the Board with valuable perspective as ibex advances its AI-powered customer experience offerings and broader strategy.

Director Since: 2024 Age: 57	Committees: •Corporate Governance (Chair) •Compensation •Nominating
Key Qualifications
•Mr. Zhuang is Co-Founder and Chief Executive Officer of Pretty Good AI, where he leads the development of AI-enabled solutions that automate healthcare operations and improve operational efficiency.

•Previously, as Chief Architect and a member of Instacart’s senior leadership team, Mr. Zhuang led AI transformation across the company’s products and workforce productivity initiatives and helped align engineering investments with long-term business priorities. As Vice President of Engineering, he led fulfillment and infrastructure engineering teams spanning mobile, machine learning, data science, and operations research that built Instacart’s Shopper app and AI-enabled last-mile logistics systems.

•As Co-Founder and Chief Technology Officer of Acompli, Mr. Zhuang led the development of its mobile email productivity app. Microsoft acquired Acompli in 2014 for more than $200 million. Following the acquisition, he joined Microsoft and helped relaunch the app as Outlook Mobile in 2015.

•Mr. Zhuang currently serves on the boards of several privately held technology companies, including Dover Tree Tech, Ginko Technology, Intelligent Apps Group, Pretty Good AI and Web Performance Tools.

Career Overview
Pretty Good AI – a healthcare technology company
•Co-Founder and Chief Executive Officer
(since 2025)

Instacart (Nasdaq: CART) – a leading grocery technology company
•Chief Architect (2022-2024)
•VP of Engineering, Infrastructure (2022),
Fulfillment (2018-2022)

Microsoft Corporation (Nasdaq: MSFT) – a global technology company
•Distinguished Engineer (2017-2018)
•Partner Architect (2015-2017)

Acompli – a mobile email app company
•Co-Founder and Chief Technology Officer
(2013-2014)

VMware (formerly NYSE: VMW) – a leading virtualization and cloud computing platform
•Chief Architect and Director of Engineering, End User Computing (2012-2013)
•Chief Architect, Zimbra (2010-2012)

Education
B.S., Shanghai Jiao Tong University

Board Meetings

During the fiscal year ended June 30, 2026, the Board held nine regular and special meetings.

Board Committee Meetings

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee, and a Corporate Governance Committee. During the fiscal year ended June 30, 2026:

●	the Audit Committee held five meetings;
●	the Compensation Committee held five meetings;
●	the Nominating Committee held one meeting;
●	the Corporate Governance Committee held no formal meetings but did meet informally to review the Company's compliance with the Nasdaq Listing Rules and attended the other committee meetings.

Director Attendance

Each of our directors attended or participated in at least 75% of the meetings of our Board and the respective committees of which he or she is a member held during the period such director was a director during the fiscal year ended June 30, 2026.

The Company does not have a policy regarding director attendance at the annual general meeting of shareholders, though such attendance is encouraged. Seven directors attended the annual general meeting of shareholders held on December 5, 2025.

Board Committees

Audit Committee

Our Audit Committee consists of independent Board members, Mses. Ballou-Aares and Beck, and Mr. McGinnis. Ms. Beck is the chair of the Audit Committee. Each member satisfies the independence requirements of the Nasdaq listing standards, and our Board has determined that Ms. Beck qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The Audit Committee is primarily responsible for, among other things:

•making recommendations to our Board regarding the appointment by the shareholders at the general meeting of shareholders of our independent auditors;
•overseeing the work of the independent auditors, including resolving disagreements between management and the independent auditors relating to financial reporting;
•pre-approving all audit and non-audit services permitted to be performed by the independent auditors;
•reviewing the independence and quality control procedures of the independent auditors;
•discussing material off-balance sheet transactions, arrangements and obligations with management and the independent auditors;
•reviewing and approving proposed related-party transactions;
•discussing the annual audited consolidated and statutory financial statements with management;
•discussing the Company's quarterly reports on Form 10-Q with management and solely responsible for approval of the Form 10-Q for filing with the SEC;
•overseeing the Company's compliance programs with respect to legal and regulatory requirements, including the Company's Code of Conduct;
•annually reviewing and reassessing the adequacy of our Audit Committee charter;

•meeting separately with the independent auditors to discuss critical accounting policies, recommendations on internal control, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and
•attending to such other matters as are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of independent Board members, Ms. Batungbacal and Mr. Zhuang. Ms. Batungbacal is the chair of the Compensation Committee. The Compensation Committee assists the Board in reviewing and approving or recommending our compensation structure. The Company's CEO may not be present at any committee meeting while his compensation is deliberated. The Compensation Committee is primarily responsible for, among other things:

•reviewing and approving the compensation, including equity compensation, change-of-control benefits and severance arrangements, of our CEO, chief financial officer and such other members of our management as it deems appropriate;
•overseeing the evaluation of our management;
•reviewing periodically and making recommendations to our Board with respect to any incentive compensation and equity plans, programs or similar arrangements; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

The Compensation Committee may delegate any or all of its responsibilities to one or more subcommittees comprised of one or more of its members.

Nominating Committee

Our Nominating Committee consists of our independent directors, Mses. Ballou-Aares, Batungbacal, and Beck, and Messrs. McGinnis and Zhuang. Ms. Ballou-Aares is the chair of the Nominating Committee. The Nominating Committee oversees the process of director nominee criteria, selections and recommendations to the Board. The Nominating Committee is primarily responsible for, among other things:

•reviewing and determining criteria for selecting new directors, including desired board skills, experience and attributes, and identifying individuals qualified to become directors;
•evaluating, selecting and recommending to the Board nominees for each election of directors or to fill vacancies;
•considering any nominations of director candidates validly made by the Company's shareholders and establish procedures for considering such candidates;
•evaluating the composition of the Board and reviewing and making recommendations to the Board regarding qualifications, appointment and removal of committee members, and the size structure, composition, and functioning of the Board and its committees;
•reviewing and making recommendations to the Board concerning the form and amount of director and committee compensation;
•assisting the Board in its evaluation of the performance of the Board and each committee;
•discussing and assisting the Board with succession planning for the Board and its committees;
•overseeing the Company's shareholder engagement program; and
•overseeing and making recommendations to the Board regarding sustainability matters relevant to the Company's business, including policies, activities and opportunities.

Corporate Governance Committee

Our Corporate Governance Committee consists of Messrs. Jones and Zhuang. Mr. Zhuang is the chair of the Corporate Governance Committee. The Corporate Governance Committee assists the Board in advising on corporate governance principles and the code of conduct applicable to the Company. The Corporate Governance Committee is primarily responsible for, among other things:

•reviewing the Company's corporate governance guidelines and code of conduct and ethics applicable to all employees and directors;
•reviewing the Company's compliance with the Nasdaq corporate governance listing requirements;
•assisting the Board in developing criteria for the evaluation of Board and committee performance;
•overseeing the Company's succession planning for the executive officers and Board, as requested; and
•overseeing the Board’s annual review of its own performance and the performance of its committees.

Risk Oversight

Our Board is currently responsible for overseeing our risk management processes and the Company’s enterprise risk management framework. The Board focuses on our general risk management strategy and the most significant risks facing the Company. The Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Given the increasing importance of AI to the Company's business strategy, the Board's risk oversight responsibilities include consideration of emerging risks associated with AI deployment, data privacy, cybersecurity, regulatory compliance and responsible technology adoption. Management provides updates to the Board regarding these matters, including their potential implications for the Company's operations, customers and long-term strategy. The Board also receives quarterly updates from management on cybersecurity strategy, risk assessments, and significant developments. The Chief Technology Officer provides updates on cybersecurity matters to the Company’s Board to support the Board’s oversight of cybersecurity-related risks. The Board and executive management meet regularly to review cybersecurity risks and developments as part of our enterprise risk management framework. This structure had no effect on the Board's current leadership structure.

The Audit Committee is responsible for discussing guidelines and policies to govern the process by which risk assessment and management is undertaken and handled, and to discuss with management major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for reviewing (on a monthly basis) any whistleblower complaints received, with follow-up and reporting to the full Board as appropriate. The Compensation Committee is responsible for monitoring and assessing risks associated with the Company's compensation policies and consulting with management regarding such risks. Our Board committees are responsible for considering and addressing relevant risks as they perform their respective committee responsibilities. All committees are to report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management and operational decision-making. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Director Nominations Process

As part of its ongoing oversight of Board composition, the Nominating Committee periodically evaluates the Board's collective skills, experience, independence, tenure and succession needs in light of the Company's evolving business strategy. This review includes consideration of emerging areas of expertise, including artificial intelligence, cybersecurity, digital transformation and global operations, to ensure the Board remains appropriately positioned to oversee the Company's long-term strategic objectives.

Director Nominations are made in accordance with the Company's Procedures for Identifying and Evaluating Director Candidates. The Nominating Committee of the Company’s Board is responsible for identifying and evaluating the best available, qualified candidates for election to the Board. Following their evaluation, the Nominating Committee, acting through a majority, can recommend to the full Board director candidates to be appointed to the Board from time to time, and a slate of director candidates to be nominated for election by the Company’s shareholders on an annual basis.

In the case of incumbent directors, the Nominating Committee reviews each director’s overall service during his or her current term and any other factors that the Nominating Committee considers relevant, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Nominating Committee first determines whether the nominee would be independent under the Nasdaq Listing Rules, then identifies any special needs of the current Board. The Nominating Committee will consider individuals recommended by Board members, Company management, shareholders, and if it deems appropriate, a professional search firm.

The Board may also consider candidates to fill a vacancy in the Board outside the annual shareholder meeting process in accordance with the Company’s Bye-laws. The same criteria shall be used to evaluate a director nominee as one to be elected by shareholders. In the event of a vacancy to be filled by the Board, the Nominating Committee, acting by majority, can recommend one or more candidates for election by the Board.

The Board recognizes the value of cultivating a board with a broad mix of opinions, perspectives, skills, experiences and backgrounds. As such, the Board actively seeks director candidates from a wide variety of backgrounds, without discrimination based on any status protected by law. All nominations to the Board will be based on merit, experience and background relevant to the Board’s current and anticipated needs, as well as the Company’s business.

The Board believes that director candidates should meet and demonstrate the following minimum criteria:

•Character and integrity
•A commitment to the long-term growth and profitability of the Company
•A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings
•Significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum criteria described above, the following factors may also be considered in evaluating candidates for the Board:

•Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs
•Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent under the Nasdaq Listing Rules

•Whether the candidate would be considered an audit committee “financial expert” or be financially literate as described in the Nasdaq Listing Rules and the Audit Committee Charter
•Accomplishments of each candidate in his or her field and applicability to the Company’s business and industry
•Outstanding professional and personal reputation
•Relevant experience
•Ability to exercise sound business judgment
•Breadth of knowledge about issues affecting the Company

Annual Board and Director Evaluations

The Board conducts an annual self-evaluation process designed to assess its overall effectiveness, committee performance, Board composition, director engagement and the adequacy of its oversight responsibilities. The process is overseen by the Nominating Committee and Corporate Governance Committee and includes written confidential questionnaires and considers Board leadership, oversight, meeting effectiveness, information flow, and the Board’s relationship with management. The evaluation process provides directors with an opportunity to identify areas for improvement and recommend enhancements to Board composition and practices. The results are discussed with the full Board and considered in developing governance priorities for the following year.

Insider Trading; Prohibition of Hedging and Pledging

We have adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities that applies to our directors, officers, employees and other covered persons. We believe that our securities trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards applicable to us. Our Insider Trading Policy prohibits employees (including officers) and directors from engaging in certain transactions related to our securities. In particular, we prohibit hedging and pledging transactions in our securities, including hedging or monetization transactions, such as zero-cost collars and forward sale contracts; holding our securities in a margin account; pledging our securities as collateral for a loan; and puts, calls, or other derivative securities involving our securities, on an exchange or in any other organized market.

Communications with Directors

Shareholders may contact the Board by mailing correspondence “c/o Christy O’Connor” to the Company’s offices at 500 Penn Center Boulevard, Suite 302, Pittsburgh, PA 15235. Correspondence will be forwarded to the respective director, except that the Assistant Secretary reserves the right not to forward solicitations or any offensive or otherwise inappropriate materials.

Governance Documents

The Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to investors.ibex.co and select “Corporate Governance” from the drop-down menu. Requests for a printed copy should be addressed to Christy O’Connor, IBEX Limited, 500 Penn Center Boulevard, Suite 302, Pittsburgh, PA 15235.

Director Compensation

The Board has approved the non-employee director compensation program described below.

Cash Compensation. Each of the non-employee directors is eligible to receive a $75,000 annual cash retainer for their Board and committee service, with the exception of the Audit Committee Chair, who is eligible to receive a $90,000 cash retainer based on the extensive work of this position. The cash retainers are paid quarterly. In addition, the Company will reimburse non-employee directors for reasonable travel expenses incurred by them in connection with attendance at Board and committee meetings, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

In August 2026, the Nominating Committee determined and recommended to the Board that in order to retain the best directors for certain lead positions on the Board, fairly compensate Board members for their additional workload and responsibilities, and maintain a competitive director pay structure, the annual cash retainers for fiscal year 2027 should be increased for certain board positions. In September 2026, the Board approved the following annual retainers: Chairman of the Board: $115,000, Lead Independent Director: $95,000, Audit Committee Chair: $95,000, and the Compensation Committee Chair: $90,000. All other Board positions will remain at an annual cash retainer of $75,000.

Equity Compensation. The Company has typically awarded discretionary grants in the past to new directors; however, we do not maintain a formal policy providing for initial equity grants to newly appointed Board members. On March 2, 2026, the Company awarded new director Shuja Keen a grant of 5,000 restricted share units ("RSUs"), with 25% of such restricted share units to vest annually, commencing March 2, 2027, provided Mr. Keen remains in continuous service to the Company on each vesting date, to immediately align his interests with those of the Company's shareholders.

The Company's Compensation Committee has retained Exequity LLP as its compensation consultant, to provide ongoing executive and director compensation advisory services. During fiscal year 2024, Exequity completed a review of compensation of the Company's non-employee directors, the executive leadership team, and additional global leadership team members and presented their findings and recommendations to the Compensation Committee. It was determined that to bring the Company in alignment with its peer group, annual grants of equity should be awarded to our non-employee directors. On March 2, 2026, on recommendation by the Compensation Committee and approval of the Board, initial annual equity grants were made as follows: (1) Mr. Jones as Chairman of the Board received 2,250 restricted share units and 2,250 performance-based share units; and (2) all other non-employee Board members, with the exception of Mr. Keen, received 2,083 restricted share units and 2,083 performance-based share units. The restricted share units vest 25% annually, commencing on July 1, 2026, provided the director remains in continuous service to the Company on each vesting date.

Performance-based share units ("PSUs") vest over three years, with the first review period ending June 30, 2026, with vesting for such period at 180% of target. Depending on the Company’s TSR relative to the performance peer group during each applicable performance period, participants may earn up to 200% of the target number of PSUs. The aggregate value of the PSUs at vesting is capped at five times the grant-

date fair market value of the target award, regardless of the level of relative TSR achievement or appreciation in the Company’s stock price.

Indemnification Agreements. We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our Bye-laws require us to indemnify these individuals to the fullest extent permitted by Bermuda law.

2026 Non-Employee Director Compensation Table

This table discloses all compensation provided to each non-employee director of the Company for fiscal year 2026.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3)(4) ($)	All Other Compensation ($)	Total ($)
Daniella Ballou-Aares	75,000	142,456	—	217,456
Karen Batungbacal	75,000	142,456	—	217,456
Fiona Beck	90,000	142,456	—	232,456
John Jones	75,000	153,878	—	228,878
Shuja Keen (2)	40,121	145,150	—	185,271
Mohammed Khaishgi (2)	32,258	—	—	32,258
Patrick McGinnis	75,000	142,456	—	217,456
Mingzhe (JJ) Zhuang	75,000	142,456	—	217,456

1.Robert Dechant is also a member of the Company's Board, but as an employee does not receive any additional compensation for his Board service, and accordingly, he is not included in this table.
2.The director fees for Messrs. Khaishgi and Keen were paid by the Company to The Resource Group International Limited in accordance with the terms of their respective director agreements. Mr. Khaishgi did not stand for re-election at the 2025 Annual Meeting and his term ended on December 5, 2025. Mr. Keen was appointed to the Board on December 19, 2025. Accordingly, the director fees for Messrs. Khaishgi and Keen were pro-rated for their time served on the Board during fiscal year 2026.
3.Amounts reflect the aggregate grant date fair value of RSUs and PSUs granted to the Directors during fiscal year 2026 computed in accordance with FASB ASC Topic 718 and based on (a) the closing price of our common shares on the date of grant for RSUs, and (b) a Monte Carlo valuation for PSUs. See footnote 11 (Stock-Based Compensation) to the Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. The values reported above for PSUs are based on the probable outcome as of the grant date. The values for such PSUs, assuming the achievement of the performance goals at the maximum level, would be as follows for each director: Ms. Ballou-Aares: $163,974; Ms. Batungbacal: $163,974; Ms. Beck: $163,974; Mr. Jones: $177,120; Mr. McGinnis: $163,974; and Mr. Zhuang: $163,974. Mr. Keen was not eligible for this PSU award based on his tenure and instead received a new member grant solely in the form of RSUs as noted above. These amounts may not correspond to the actual value eventually realized by each Director because the value depends on the market value of our common shares at the time the award vests. Equity awards vest as described above in the Director Compensation section entitled "Equity Compensation."
4.As of June 30, 2026, the directors had the following unvested RSUs and PSUs (in the aggregate): each of Ms. Ballou-Aares and Ms. Beck 4,166; each of Ms. Batungbacal and Messrs. McGinnis and Zhuang 6,041; Mr. Jones 4,500; and Mr. Keen 5,000.

PROPOSAL THREE

TO VOTE TO PERMIT THE BOARD TO FILL ANY VACANCY ON THE BOARD

Bye-law 36.5 permits shareholders to authorize the Board to fill any vacancy on the Board left unfilled at the Annual Meeting. The Board expects that the maximum Board size of eight directors will be filled with the eight director nominees selected in Proposal Two. However, in the event that any nominee for the Board in Proposal Two is not elected by the shareholders or becomes unable or unwilling to stand for election or serve as a director, the Board proposes that it shall have the authority to fill any vacancy on the Board left unfilled at the Annual Meeting if this proposal is passed.

Our Board recommends a vote FOR the proposal to authorize the Board to fill any vacancy on the Board.

PROPOSAL FOUR

NON-BINDING ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are providing our shareholders with the opportunity to express their view, on a non-binding advisory basis, on the compensation of the named executive officers (commonly known as a "say-on-pay" vote).

This say-on-pay proposal provides our shareholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Please read the "Compensation Discussion and Analysis" and the compensation tables and narrative disclosures that follow for information about our executive compensation program, including the details of the fiscal year 2026 compensation of our named executive officers. Our Compensation Committee believes that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.

Accordingly, we are asking our shareholders to vote FOR the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our shareholders, and will consider the outcome of this vote when making future executive compensation decisions. Subject to the outcome of Proposal Five, we expect to conduct the next say-on-pay vote at our 2027 annual general meeting of shareholders.

Our Board recommends a vote FOR the approval, on a non-binding advisory basis, of our named executive officers' compensation.

PROPOSAL FIVE

NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF SHAREHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to express their view, on a non-binding, advisory basis, regarding how often we should provide our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers (the say-on-pay vote). Shareholders may specify whether they prefer such votes to occur every one year, two years or three years, or they may abstain from voting. The Board recommends that the Company hold a say-on-pay vote every year.

As an advisory vote, the result is not binding on the Board. However, the Board will give careful consideration to the voting results on this proposal and expects to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of votes in accordance with our Bye-laws. Notwithstanding the Board's recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs. The next say-on-frequency vote will occur at the 2032 annual meeting of shareholders.

The Board recommends a vote for ONE YEAR as the preferred frequency of the non-binding advisory resolution approving the Company's Named Executive Officer compensation.

PROPOSAL SIX

APPROVAL OF THE AMENDMENT TO BYE-LAW 74

In response to shareholder feedback, on November 26, 2025, the Board approved an amendment to the Company's Bye-law 74 to adopt a simple majority vote standard for Bye-law amendments. In accordance with Bermuda law where the Company is incorporated, this amendment is subject to approval by the Company's shareholders. If this proposal is approved, the simple majority standard will replace the current 75% threshold.

Currently, Bye-law 74 reads as follows:

"No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Companies Act and until such amendment or alteration has been approved by a resolution of the Board, and by a resolution of the Members carried by 75% of more [of] those Members voting in such resolution."

The Board proposes that Bye-law 74 be amended as follows:

"No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Companies Act and until such amendment or alteration has been approved by a resolution of the Board, and by a resolution of the Members carried by a simple majority of those Members voting in such resolution."

The Board believes this change reflects its commitment and ongoing focus on strengthening corporate governance practices to align with leading market standards and shareholder priorities.

The Board recommends a vote FOR the proposal to amend the Bye-laws to adopt a simple majority vote standard for changes to the Bye-laws.

PROPOSAL SEVEN

APPROVAL OF THE AMENDMENT TO THE IBEX LIMITED AMENDED AND RESTATED 2020 LONG-TERM INCENTIVE PLAN

Overview

We are asking shareholders to approve an amendment (the “Amendment”) to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan. On October 14, 2026, the Compensation Committee of the Board of Directors, acting pursuant to authority delegated by the Board, approved and adopted the Amendment, subject to approval by shareholders at the Annual Meeting.

In this proposal, we refer to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan currently in effect as the “Current LTIP,” and we refer to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan, as amended by the Amendment, as the “Amended LTIP.”

The Amendment would authorize an additional 1,000,000 Common Shares, par value $0.000111650536 per share ("Common Shares"), for issuance under the Amended LTIP, resulting in a new aggregate share reserve of 3,637,326.13 Common Shares. Except for the increase in the number of shares authorized for issuance, the Amendment would not materially change the terms of the Current LTIP.

The Amended LTIP will continue to provide the Compensation Committee with the flexibility to structure equity-based compensation arrangements that support the Company's evolving business objectives, reward sustained performance and promote the creation of long-term shareholder value. The Amended LTIP authorizes a variety of equity-based awards intended to encourage stock ownership among eligible officers, employees, consultants, other service providers and non-employee directors.

As of October 9, 2026, 460,424 Common Shares remained available for issuance under the Current LTIP. We believe that increasing the available share reserve is necessary to maintain a competitive compensation program, support the Company's long-term growth strategy and ensure that the Company can continue to attract, motivate and retain the talent essential to its success.

A conformed copy of the Amended LTIP is attached to this Proxy Statement as Appendix B. The following description of the Amended LTIP is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.

Why We Believe You Should Vote for This Proposal

The Board believes that approval of the Amendment is in the best interests of the Company and its shareholders because it will provide the Company with the resources necessary to attract and retain critical talent, reinforce a performance-driven culture, align compensation with long-term shareholder value creation and preserve financial flexibility as the Company executes its strategic growth initiatives.

•Equity Compensation is Critical to Attracting and Motivating Talent. The customer experience industry is undergoing a fundamental transformation driven by artificial intelligence, automation, advanced analytics and increasingly sophisticated technology-enabled service delivery. As the Company continues to expand its capabilities and invest in innovative solutions, its long-term success depends on attracting, developing and retaining highly skilled professionals with the technical, operational and leadership expertise necessary to execute its strategy.

Competition for these individuals is particularly intense, especially in areas involving artificial intelligence, machine learning, digital transformation, engineering, technology integration and complex enterprise solutions. We compete for talent not only with traditional customer experience providers but also with technology companies, software providers and other businesses seeking many of the same specialized skills. Equity-based compensation is a critical component of our ability to compete effectively in this environment. It enables us to offer compensation opportunities that are competitive with those of other employers while directly connecting a portion of employee compensation to the Company's long-term performance and shareholder value creation. The additional share authorization will provide the Compensation Committee with the flexibility necessary to support the Company's talent acquisition and retention strategies as our business continues to evolve. We believe that the inability to offer competitive equity incentives could place the Company at a meaningful disadvantage in attracting and retaining the individuals responsible for driving innovation, strengthening client relationships, expanding our technology capabilities and delivering sustainable growth.

•Broad-Based Equity Program is Critical to Retaining Talent Beyond the Executive Level. Although equity awards are an important component of executive compensation, their value extends beyond the Company's most senior officers. As our business has grown in size, geographic reach and operational complexity, the contributions of key leaders throughout the organization have become increasingly important to our success. Our ability to deliver high-quality services, execute complex client engagements, implement new technologies and expand into attractive markets depends on the continuity and expertise of individuals across multiple management levels and specialized functions. Our equity compensation program currently extends beyond senior executive management to key employees and critical talent throughout the organization. While limited in participation relative to our overall workforce, this group includes individuals whose expertise, institutional knowledge and leadership responsibilities are particularly important to the Company's operational performance and strategic objectives. We believe that providing these employees with a meaningful ownership opportunity strengthens retention, encourages collaboration across functions and reinforces a shared commitment to the Company's long-term success. Equity awards are particularly effective in supporting retention because their multi-year vesting schedules encourage employees to remain with the Company while contributing to its continued growth and performance. In an industry characterized by intense competition for specialized talent, maintaining this incentive structure is important to minimizing disruption, preserving institutional knowledge and supporting continuity in the execution of our strategic priorities. Without additional share capacity, our ability to continue offering competitive equity incentives to these critical employees would be significantly constrained. We believe this could adversely affect our ability to retain and motivate the talent necessary to sustain our competitive position.

•Equity Incentives Reinforce Leadership Accountability and Shareholder Alignment. We believe that a well-designed equity compensation program is one of the most effective mechanisms for aligning the interests of management with those of shareholders. Equity awards provide our executives and other key employees with a direct financial interest in the Company's long-term success. By linking a meaningful portion of compensation to the value of our Common Shares, these awards encourage decisions that support sustainable growth, disciplined capital allocation, operational efficiency and long-term value creation. Our compensation philosophy emphasizes rewarding performance over time rather than encouraging decisions focused exclusively on short-term results. Multi-year vesting requirements and performance-based equity awards are intended to reinforce this philosophy by promoting leadership continuity and encouraging management to pursue strategies that generate lasting benefits for shareholders. Performance-based equity awards also provide the Compensation Committee with the ability to establish measurable objectives that reflect the Company's strategic and financial priorities, thereby strengthening accountability for results. We believe that maintaining sufficient shares in our long-term incentive plan is essential to preserving this alignment. Without the ability to grant meaningful equity incentives, the Company could become increasingly reliant on cash compensation arrangements that may not provide the same direct connection between compensation outcomes and shareholder returns.

Approval of the Amendment will allow us to continue rewarding those who execute our strategy, encouraging them to think and act like owners of the Company.

•We Have Demonstrated a Disciplined Approach to Equity Compensation and Capital Allocation. We recognize that the issuance of additional equity awards may result in dilution to existing shareholders. Accordingly, the Board and Compensation Committee seek to balance the benefits of equity-based compensation against the potential dilutive impact of such awards. Our approach to equity compensation is grounded in the belief that share-based incentives should be used thoughtfully, with a focus on rewarding performance, retaining critical talent and supporting long-term shareholder value creation. This philosophy is consistent with our broader commitment to disciplined capital allocation.

During fiscal 2026, the Company repurchased approximately 0.5 million Common Shares, representing an investment of approximately $14.4 million. These repurchases demonstrate our commitment to returning capital to shareholders while investing in the people, capabilities and technologies necessary for future growth. Although share repurchases do not eliminate the potential dilution associated with equity awards, we believe our capital allocation strategy reflects an appropriate balance between investing in the Company's long-term success and managing the interests of existing shareholders.

The proposed increase of 1,000,000 Common Shares would provide flexibility for future equity awards, rather than to authorize an immediate issuance of the entire reserve. Actual share issuance will depend on future awards, applicable vesting requirements and the terms of the Amended LTIP.

We believe the proposed increase represents a prudent investment in the Company's human capital and our ability to generate sustainable long-term shareholder value.

•The LTIP Includes Important Shareholder Protections and Governance Safeguards. The Board and Compensation Committee recognize shareholders' expectations for appropriate governance protections and responsible stewardship of shareholder capital. The Amended LTIP maintains provisions designed to support these objectives, including restrictions on the repricing of underwater stock options and stock appreciation rights without shareholder approval. Dividend equivalents on applicable performance-based and service-based full-value awards are accrued and paid only to the extent the underlying awards vest so participants do not receive the economic benefits from unearned or unvested awards. In addition, equity awards under the Amended LTIP are subject, where applicable, to the Company's Compensation Recoupment (Clawback) Policy, which provides for the recovery of certain compensation under specified circumstances. These governance features are intended to discourage excessive risk-taking, reinforce accountability and ensure that equity compensation arrangements remain appropriately aligned with shareholder interests. Importantly, these protections are existing features of the Company's compensation framework and are not being presented as newly adopted provisions of the Amendment. We believe that the continuation of these governance safeguards, together with the Compensation Committee's oversight of equity awards, provides shareholders with important protections while preserving the flexibility necessary to maintain a competitive compensation program.

•The LTIP Does Not Include an Evergreen Provision or Automatic Share Replenishment. The Current LTIP does not contain an evergreen provision that automatically increases the number of shares available for issuance on an annual or other recurring basis. Any increase in the authorized share reserve requires shareholder approval.

We believe this structure is an important shareholder protection because it provides investors with the opportunity to evaluate proposed increases in the equity compensation pool and assess the Company's use of equity incentives before authorizing additional shares. The Amendment preserves this approach. Approval of the Amendment would authorize a specified increase of 1,000,000 Common Shares, not an open-ended or automatically replenishing share reserve. The absence of an evergreen provision reflects our commitment to transparency, shareholder oversight and disciplined equity compensation practices.

•Additional Equity Capacity Will Preserve Cash Resources and Support Financial Flexibility.
Equity-based compensation provides the Company with an important tool for balancing competitive compensation with the need to preserve cash for operational and strategic investments. As of October 9, 2026, 460,424 Common Shares remained available for issuance under the Current LTIP. We believe this may be insufficient to support the Company's anticipated long-term equity compensation needs. If shareholders do not approve the Amendment, the Company may be required to reconsider the structure of its compensation programs, including potentially increasing the cash component of compensation offered to executives, key employees and non-employee directors. A greater reliance on cash compensation could reduce the Company's financial flexibility and limit resources otherwise available to support strategic priorities, including investments in artificial intelligence, technology infrastructure, innovation, client expansion and other growth opportunities. In addition, cash-based compensation arrangements may not provide the same direct alignment with long-term shareholder value creation as equity awards. We believe that preserving an appropriate balance between cash and equity compensation is particularly important as the Company continues to pursue opportunities in an evolving and highly competitive industry. Approval of the Amendment will allow the Company to maintain that balance while preserving the ability to deploy capital in support of initiatives designed to enhance long-term shareholder returns.

•Approval of the Amendment Is an Investment in the Company's Future and Long-Term Shareholder Value. The proposed increase in the Current LTIP share reserve is not simply a request for additional compensation capacity. It is an important component of our broader strategy to position the Company for sustained growth and long-term success. Our ability to execute our strategic priorities depends on the continued contributions of experienced leaders, innovative technical professionals and high-performing employees who understand our business, our clients and the increasingly complex technologies shaping our industry. We believe that the value created by attracting, motivating and retaining these individuals can meaningfully exceed the potential dilutive impact of appropriately structured equity awards. By providing the Company with the ability to continue offering competitive, performance-oriented equity compensation, the Amendment will support the retention of key talent, promote accountability for long-term results and strengthen the alignment between employee performance and shareholder outcomes. The Board and Compensation Committee believe that the proposed additional share authorization is reasonable and appropriate in light of the Company's anticipated compensation needs, strategic growth objectives and commitment to responsible corporate governance.

For these reasons, the Board believes that approval of the Amendment is in the best interests of the Company and its shareholders and recommends that shareholders vote FOR the proposal to amend the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan.

We believe the proposed increase is a measured and responsible investment in the Company's future. Our ability to create sustainable shareholder value depends upon attracting, retaining and motivating the talented individuals who drive our operational performance, technological innovation and strategic growth. The Amendment will provide the Company with the flexibility necessary to maintain competitive, performance-oriented compensation programs while preserving cash resources, reinforcing management accountability and aligning the interests of our employees with those of our shareholders.

We believe that approving the Amendment is an important step in supporting the Company's continued success and delivering long-term value to our shareholders. A summary of key terms and other information regarding the Amended LTIP is provided below.

Our Board unanimously recommends a vote FOR the proposal to approve the Amendment to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan

Overhang and Dilution

The following includes aggregated information regarding our view of the overhang and dilution associated with the Current LTIP, and the potential dilution associated with the Amended LTIP. This information is as of June 30, 2026.

Share Options Outstanding (A)	434,179
Weighted-Average Exercise Price of Outstanding Share Options	$19.03
Weighted-Average Remaining Term of Outstanding Share Options (Years)	5.5
Total Stock-Settled Full Value Awards Outstanding (B)	787,105
Total Shares Subject to Outstanding Awards (A + B)	1,221,284
Total Shares Remaining Available for Issuance under Current LTIP (C)	411,020
Additional Shares Requested (D)	1,000,000
Basic Common Shares Outstanding (E)	13,309,640
Potential Basic Dilution of Shares Remaining Available + Shares Requested ((C+D)/E)	10.6%
Total Potential Basic Dilution/Overhang ((A+B+C+D)/E)	19.8%

Based on the closing price on the Nasdaq Stock Market for our Common Shares on October 9, 2026 of $44.52 per share, the aggregate market value as of October 9, 2026 of the additional 1,000,000 Common Shares requested under the Amended LTIP was $44,520,000.

The additional reserve does not mean all 1,000,000 shares will be issued immediately. The Company retains discretion over future awards, subject to the terms of the Amended LTIP. Actual dilution depends on the awards granted, the type of awards, vesting, settlement and other applicable factors.

Burn Rate

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate as of fiscal year end for 2026, 2025 and 2024, as well as the average over those years:

	2026	2025	2024
Share Options Granted (A)	—	—	142,000
RSUs and target PSUs Granted	301,274	231,719	50,000
RSUs Granted (B)	198,159	166,665	30,000
PSUs Granted (target)	103,115	65,054	20,000
PSUs Vested/Earned (C)	216,830	—	—
Weighted-Average Common Shares Outstanding (D)	13,414,000	14,678,000	17,704,000
Burn Rate ((A+B+C)/D)	3.1%	1.1%	1.0%
Three-Year Average Burn Rate	1.7%

We currently anticipate that the shares available for issuance following the approval of the Amended LTIP will last for about three years, based on our forecasted grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially.

Summary of Material Terms of the Amended LTIP

Purpose

We believe that the Amended LTIP will enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, consultants and directors, and to promote the success of our business. The Amended LTIP is designed to:

•promote the long-term financial interests and growth of our Company and its subsidiaries by attracting and retaining directors and employees, which include management as well as other personnel;
•motivate management by means of growth-related incentives to achieve long-range goals; and
•further the alignment of the interests of participants and those of our shareholders, through opportunities for increased share or share-based ownership in our Company.

Administration

The Amended LTIP will be administered by the “Administrator”, as defined below. For the purposes of the Amended LTIP, “Administrator” means our Compensation Committee, or such other committee(s) of director(s) duly appointed by our Board or our Compensation Committee to administer the Amended LTIP or delegated limited authority to perform administrative actions under the Amended LTIP, and having such powers as shall be specified by our Board or our Compensation Committee, provided, however, that at any time our Board may serve as the Administrator in lieu of or in addition to our Compensation Committee or such other committee(s) of director(s) to whom administrative authority has been delegated. As of October 9, 2026, the Administrator is the Compensation Committee. The Administrator has the authority, in its sole and absolute discretion, to grant awards under the Amended LTIP to eligible individuals, and to take all other actions necessary or desirable to carry out the purpose and intent of the Amended LTIP. Further, the Administrator has the authority, in its sole and absolute discretion, subject to the terms and conditions of the Amended LTIP, to, among other things:

•determine the eligible individuals to whom, and the time or times at which, awards shall be granted;
•determine the type of awards to be granted to any eligible individual;
•determine the number of shares to be covered by or used for reference purposes for each award or the value to be transferred pursuant to any award; and
•determine the terms, conditions and restrictions applicable to each award and any shares acquired pursuant thereto, including, without limitation, (i) the purchase price of any shares, (ii) the method of payment for shares purchased pursuant to any award, (iii) the method for satisfying any tax withholding obligation arising in connection with any award, including by the withholding or delivery of shares, (iv) the timing, terms and conditions of the exercisability, vesting or payout of any award or any shares acquired pursuant thereto, (v) the performance goals applicable to any award and the extent to which such performance goals have been attained, (vi) the time of the expiration of an award, (vii) any such modification, amendment or substitution that results in repricing of the award which may be made without prior shareholder approval, (viii) the effect of a participant’s Termination of Service, as defined in the Amended LTIP, on any of the foregoing and (ix) all other terms, conditions and restrictions applicable to any award or shares acquired pursuant thereto as the Administrator considers to be appropriate and not inconsistent with the terms of the Amended LTIP.

Eligibility

Subject to certain exceptions, officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, the Company or its subsidiaries, as well as certain prospective service providers, are eligible to participate in the Amended LTIP. As of June 30, 2026, there were approximately 9 officers, 265 non-officer employees, 7 non-employee directors, and 2 other service providers of the Company eligible to participate in the Current LTIP. The basis for participation in the Amended LTIP is being eligible and selected by the Administrator or its designee to receive a grant thereunder.

Participation by Non-Employee Directors

Although our non-employee directors, including our independent directors, are not involved in the day-to-day running of our operations, they play an invaluable role in furthering our business interests by contributing their experience and expertise. It is crucial for us to be able to attract, retain and incentivize such individuals. It may not always be possible to quantify the services and contributions of our non-employee directors to our Company, and accordingly, it may not always be possible to compensate them fully or appropriately by increasing their directors’ fees or other cash payments. To that end, participation by non-employee directors in the Amended LTIP provides our Company with a further avenue via which to acknowledge and reward their services and contributions to our Company. In addition, we believe that opportunities for increased shares or share-based ownership in our Company will further the alignment of the interests of our non-employee directors with the interests of our shareholders.

Available Shares

Subject to adjustment, a maximum of 3,637,326.13 Common Shares may be awarded under the Amended LTIP (which consists of the original 1,287,326.13 Common Shares approved in fiscal year 2020, an additional 700,000 Common Shares added in fiscal year 2022, an additional 650,000 Common Shares added in fiscal year 2026 and an additional 1,000,000 Common Shares proposed to be added pursuant to the Amendment). As of October 9, 2026, 460,424 Common Shares remained available for issuance under the Current LTIP. Shares issued under Amended LTIP may consist in whole or in part of authorized but unissued shares or treasury shares. This limit may be adjusted to reflect certain changes in our capitalization, such as share splits, reverse share splits, share dividends, recapitalizations, rights offerings, reorganizations, mergers, consolidations, spin-offs, split-ups and similar transactions. Subject to adjustment as provided in the provision of the Amended LTIP pertaining to the occurrence of certain corporate transactions, the maximum number of shares that may be issued pursuant to share options granted under the Amended LTIP that are intended to qualify as “incentive stock options” as that term is defined in Section 422 of the Internal Revenue Code (the “Code”) is 3,500,000 (provided that only the Common Shares originally reserved for issuance in 2020 will be eligible to be granted as incentive stock options).

If any award of Common Shares under the Amended LTIP or IBEX Holdings Limited 2018 Restricted Share Plan (the “2018 RSA Plan”) expires or is forfeited in whole or in part, the unused Common Shares covered by such awards shall again be available for the grant under the Amended LTIP. Additionally, any Common Shares used to satisfy the applicable tax withholding obligations with respect to any awards under the Amended LTIP or the 2018 RSA Plan (including shares retained from the award creating the tax obligation) shall be added back to the number of shares available for the future grant of awards under the Amended LTIP. The Amended LTIP’s share pool shall not be increased by any Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of share options.

Maximum Entitlements

Under the Amended LTIP the Administrator may establish compensation for our non-employee directors from time to time, provided that the sum of any cash compensation and the grant date fair value of awards granted under the Amended LTIP to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $450,000; provided, however, that in a non-employee director’s first year of service, compensation for services may not exceed $900,000. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving such non-employee director.

Types of Awards

Awards may be granted individually or in tandem with other types of awards, concurrently with or with respect to outstanding awards. All awards are subject to the terms and conditions provided in the award agreement, which shall be delivered to the participant receiving such award upon, or as promptly as is reasonably practicable following, the grant of such award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the award agreement, an award shall not be effective unless the award agreement is signed or otherwise accepted by the Company and the participant receiving the award (including by electronic delivery and/or electronic signature). Participants are not required to pay for the application or acceptance of awards.

•Share Options. The Administrator may grant awards of share options (“Share Options”). A Share Option means a right to purchase a specified number of Common Shares from the Company at a specified price during a specified period of time. The exercise price per share subject to a Share Option granted under the Amended LTIP shall not be less than the fair market value of one share on the date of grant of the Share Option, except as provided under applicable law or with respect to Share Options that are granted in substitution of similar types of awards of a company acquired by our Company or with which our Company combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. The Administrator may from time to time grant to eligible individuals awards of incentive stock options or nonqualified stock options; provided, however, that awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of the Company, and any other eligible individuals who are eligible to receive incentive stock options under the provisions of Section 422 of the Code. No Share Option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the applicable award agreement. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that awards of Share Options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. Except as provided in the applicable award agreement or otherwise determined by the Administrator, to the extent Share Options are not vested and exercisable, a participant’s Share Options shall be forfeited upon his or her Termination of Service. Share Options granted under the Amended LTIP may not provide for any dividends or dividend equivalents thereon.

•Share Appreciation Rights. The Administrator may grant awards of share appreciation rights. A share appreciation right entitles the participant to receive, subject to the provisions of Amended LTIP and the applicable award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Common Share over (B) the base price per share specified in the applicable award agreement, times (ii) the number of shares specified by the share appreciation right, or portion thereof, which is exercised. The base price per share specified in the applicable award agreement shall not be less than the lower of the fair market value on the date of grant or the exercise price of any tandem share option to which the share appreciation right is related, or with respect to share appreciation rights that are granted in substitution of similar types of awards of a company acquired by the Company or a subsidiary or with which the Company or a subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards. Share appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that share appreciation rights granted under the Amended LTIP may not have a term in excess of ten years unless otherwise required by applicable law. Except as provided in the applicable award agreement or otherwise determined by the Administrator, to the extent share appreciation rights are not vested and exercisable, a participant’s share appreciation rights shall be forfeited upon his Termination of Service. Share appreciation rights granted under the Amended LTIP may not provide for any dividends or dividend equivalents thereon.

•Share Awards. The Administrator may grant awards of unrestricted Common Shares or restricted shares (collectively, “Share Awards”) on such terms and conditions, such as performance based on certain performance criteria, and for such consideration, including no consideration or such minimum consideration as the Administrator shall determine, subject to the limitations set forth in the Amended LTIP. Share Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration. The Administrator shall determine the terms and conditions of a Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Dividends declared on restricted shares shall be held by the Company and made subject to forfeiture until the underlying restricted shares vest. For the avoidance of doubt, any dividends or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of restricted shares becomes vested.

•Share Units. The Administrator may, from time to time, grant to eligible individuals awards of unrestricted share units or restricted share units. For the purposes of the Amended LTIP, “restricted share unit” means a right granted to a participant to receive shares or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements, including the satisfaction of certain performance goals. Restricted share units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The restriction period to which such vesting and/or risk of forfeiture applies may lapse under such circumstances, including without limitation upon the attainment of performance goals, in such installments, or otherwise, as the Administrator may determine. Until shares are issued to the participant in settlement of share units, the participant shall not have any rights of a shareholder with respect to the share units or the shares issuable thereunder. The Administrator may grant the participant the right to dividend equivalents on share units; provided, however, that dividend equivalents declared payable on share units shall be accrued and made subject to forfeiture until such share units vest. For the avoidance of doubt, any dividend equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of share units becomes vested.

•Performance Shares and Performance Units. An award of Performance Shares, as that term is used in the Amended LTIP, refers to Common Shares or stock units that are expressed in terms of our Common Shares, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of Performance Units, as that term is used in the Amended LTIP, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than our Common Shares, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether Performance Shares and Performance Units will be settled or paid in cash or Common Shares or a combination of both, or will reserve to the Administrator or the participant the right to make that determination prior to or at the payment or settlement date. The Administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of Performance Shares or Performance Units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of Performance Shares or Performance Units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the Administrator so permits, that meets the requirements of Section 409A or Section 457A of the Code. Performance goals applicable to performance-based awards may be awarded based on performance metrics to be attained within a predetermined performance period as they may apply to an individual, one or more business units, divisions, or affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies. The Administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

•Other Share-Based Awards. The Administrator may, from time to time, grant to eligible individuals awards in the form of Other Share-Based Awards. For the purposes of the Amended LTIP, “Other Share-Based Award” means an award of shares or any other award that is valued in whole or in part by reference to, or that is otherwise based upon, shares, including without limitation dividend equivalents and convertible debentures. Dividend equivalents payable on Other Share-Based Awards shall be accrued and made subject to forfeiture until such Other Share-Based Awards vest. For the avoidance of doubt, any dividend equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the Other Share-Based Award becomes vested.

Adjustment Events

In the event of a merger, amalgamation, consolidation, rights offering, statutory share exchange or similar event affecting our Company (each, a “Corporate Event”), or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision or recapitalization or similar event affecting the capital structure of our Company (each, a “Share Change”), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (a) the aggregate number and kind of shares or other securities on which awards under the Amended LTIP may be granted to eligible individuals, (b) the maximum number of shares or other securities with respect to which awards may be granted during any one calendar year to any individual, (c) the maximum number of shares or other securities that may be issued with respect to incentive stock options granted under the Amended LTIP, (d) the number of shares or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award and (e) all other numerical limitations relating to awards, whether contained in the Amended LTIP or in award agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated and that no such adjustment shall be made if as a result, the participant receives a benefit that a shareholder does not receive and any adjustment (except in relation to a capitalization issue) must be confirmed in writing by the auditors of our Company (acting as experts and not as arbitrators) to be, in their opinion, fair and reasonable.

In the case of Corporate Events, the Administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (a) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a share option or share appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Event over the exercise price or base price of such share option or share appreciation right shall conclusively be deemed valid and that any share option or share appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share pursuant to such Corporate Event), (b) the substitution of securities or other property (including, without limitation, cash or other securities of our Company and securities of entities other than our Company) for the shares subject to outstanding awards and (c) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof.

Change in Control

In the event of a change in control, as defined in the Amended LTIP, of our Company, outstanding awards will terminate upon the effective time of the change in control unless provision is made for the continuation, assumption or substitution of awards by the surviving or successor entity or its parent. Unless an award agreement says otherwise, the following will occur with respect to awards that terminate in connection with a change in control of our Company:

•share options and share appreciation rights will become fully exercisable and holders of these awards will be permitted immediately before the change in control to exercise them;
•restricted shares and share units with time-based vesting (i.e., not subject to achievement of performance goals) will become fully vested immediately before the change in control, and share units will be settled as promptly as is practicable in accordance with applicable law; and
•restricted shares and share units that vest based on the achievement of performance goals will vest as if the performance goal for the unexpired performance period had been achieved at the target level; and the performance share units will be settled as promptly as is practicable in accordance with applicable law.

In addition, unless otherwise specified in an award agreement or determined by the Compensation Committee, in the event that (i) outstanding awards are continued, assumed or substituted in connection with a change in control by the surviving or successor entity and (ii) within two years following such change in control, a participant experiences a Termination of Service as a result of a termination by the Company without cause, then such continued, assumed or substituted awards held by such participant shall become fully vested and exercisable.

Shareholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted shares, a participant will have no rights as a shareholder with respect to Common Shares covered by any award until the participant becomes the record holder of such Common Shares.

Amendment and Termination

Our Board of Directors may, at any time, amend or terminate the Amended LTIP but no amendment or termination may be made that would materially and adversely affect the rights of any participant under any outstanding award, without his or her consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which our shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to our company or the participant. If required to comply with Bermuda law and any other applicable laws or stock exchange rules or the rules of any automated quotation systems (other than any requirement which may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any amendment to the Amended LTIP in such a manner and to such a degree as required.

Amendment of Awards

The Administrator may unilaterally amend the terms of any award theretofore granted, but no such amendment shall materially impair the rights of any participant with respect to an award without the participant’s consent, except such an amendment made to cause the Amended LTIP or award to comply with applicable law, applicable rule of any securities exchange on which our Common Shares are listed or admitted for trading, or to prevent adverse tax or accounting consequences for the participant or our company or any of our affiliates. For purposes of the foregoing sentence, an amendment to an award that results in a change in the tax consequences of the award to the participant shall not be considered to be a material impairment of the rights of the participant and shall not require the participant’s consent. Except in connection with a corporate transaction or event under Adjustment Events above or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding share options or the base price of outstanding share appreciation rights, or cancel outstanding “underwater” share options or share appreciation rights (including following a participant’s voluntary surrender of “underwater” share options or share appreciation rights) in exchange for cash, other awards or share options or share appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original share option or base price of the original share appreciation right, as applicable, without shareholder approval.

Transferability

Subject to certain limited exceptions, awards under the Amended LTIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.

Effective Date; Term

The Amended LTIP will remain in effect, subject to the right of our Board or our Compensation Committee to amend or terminate the Amended LTIP at any time, until the earlier of (a) the earliest date as of which all awards granted under the Amended LTIP have been satisfied in full or terminated and no shares approved for issuance under the Amended LTIP remain available to be granted under new awards, or (b) December 5, 2035. No awards will be granted under the Amended LTIP after such termination date. Subject to other applicable provisions of the Amended LTIP, all awards made under the Amended LTIP on or before December 5, 2035, or such earlier termination of the Amended LTIP, shall remain in effect until such awards have been satisfied or terminated in accordance with the Amended LTIP and the terms of such awards.

Historical Awards

Since its inception, the following grants have been made under the Current LTIP to the persons and categories of persons identified below:

Name	Number of Shares Subject to Share Options	Number of Shares Subject to Restricted Share Units	Number of Performance-Based Restricted Share Units*
Named Executive Officers:
Robert Dechant, Chief Executive Officer	115,027	44,787	164,369
Taylor Greenwald, Chief Financial Officer	—	41,794	31,794
David Afdahl, Chief Operating Officer	28,319	9,242	118,950
Michael Darwal, Chief AI and Digital Officer	10,144	31,521	40,670
Michael Ringman, Chief Technology Officer	—	15,000	15,000
Executive Officers as a Group	279,951	201,441	698,285
Non-Executive Directors as a Group	68,570	42,665	12,665
Each nominee for election as a director (other than Chief Executive Officer, who is included above):
Daniella Ballou-Aares	2,066	2,083	2,083
Karen Batungbacal	—	7,083	2,083
Fiona Beck	—	7,083	2,083
John Jones	10,759	2,250	2,250
Shuja Keen	2,778	5,000	—
Patrick McGinnis	—	7,083	2,083
Mingzhe (JJ) Zhuang	—	7,083	2,083
Non-Executive Officer Employees as a Group	1,057,055	240,511	45,563
*The number of PSUs in the table above assumes target (100%) payout for all awards.

New Plan Benefits

Future awards under the Amended LTIP will be made at the discretion of the Compensation Committee; therefore, it is not currently possible to quantify the benefits or amounts that may be received by the named executive officers or groups noted in the table below pursuant to the Amended LTIP in the future. However, we have estimated awards that are anticipated to be made in fiscal year 2027 to our non-employee directors based on the current non-employee director compensation program.

Name and Position	Dollar Value ($)

Robert Dechant, Chief Executive Officer	N/A
Taylor Greenwald, Chief Financial Officer	N/A
David Afdahl, Chief Operating Officer	N/A
Michael Darwal, Chief AI and Digital Officer	N/A
Michael Ringman, Chief Technology Officer	N/A
Executive Officers as a Group	N/A
Non-Executive Directors as a Group	[ ]
Non-Executive Officer Employees as a Group	N/A

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended LTIP based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended LTIP participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares

The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units

No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options

In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Share Appreciation Rights

No income will be recognized by a participant in connection with the grant of a share appreciation right. When the share appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Share Units

No income generally will be recognized upon the award of restricted share units. The recipient of a restricted share unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted share units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section

280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the Amended LTIP with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as soon as practicable after approval of the Amended LTIP by our shareholders.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of June 30, 2026:

Plan	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	1,221,284	(2)	$19.03	(3)	411,020
Equity compensation plans not approved by shareholders	—		$—		—
Total	1,221,284		$19.03		411,020
(1) Refers to the Current LTIP.
(2) This number reflects the stock options, time-based RSUs and PSUs granted under the Current LTIP.
(3) Represents weighted average exercise price for outstanding stock options with respect to 434,179 common shares.

PROPOSAL EIGHT

APPOINTMENT OF THE COMPANY'S AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE TO FIX REMUNERATION OF AUDITOR AND INDEPENDENT PUBLIC ACCOUNTING FIRM

In accordance with Section 89 of the Companies Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm and to authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of such firm. At the Annual Meeting, shareholders will be asked to appoint Deloitte & Touche LLP ("Deloitte") as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ending June 30, 2027.

Deloitte has served as the Company’s auditor and independent registered public accounting firm since October 28, 2021. Representatives of Deloitte are not expected to be physically present at the Annual Meeting. However, they will be available online during the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of Deloitte as our auditor and independent registered public accounting firm and authorize the Audit Committee to fix the remuneration of Deloitte for the fiscal year ending June 30, 2027. In the event that shareholders do not re-appoint Deloitte at the Annual Meeting, Deloitte shall hold office until a successor is appointed in accordance with Bermuda law and our Bye-laws.

Audit Fees and Services

The following is a summary of fees paid or to be paid to Deloitte for services rendered over the prior two fiscal years.

	For the year ended June 30, 2026	For the year ended June 30, 2025
Audit Fees(1)	$1,469,223	$1,354,982
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,469,223	$1,354,982
(1) Audit fees are the aggregate fees billed or expected to be billed for each of fiscal years ended June 30, 2026 and June 30, 2025 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of quarterly financial statements for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval policy, under which the Audit Committee annually reviews and pre-approves the services that are expected to be provided by the outside auditor. Any engagement to provide audit or non-audit services that has not been pre-approved through that process must be specifically pre-approved by the Audit Committee if it is to be provided by the outside auditor. All of the services provided by Deloitte to us since their appointment were pre-approved by the Audit Committee.

Our Board recommends a vote FOR the resolution to authorize the appointment of Deloitte as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee to set the remuneration of Deloitte for the fiscal year ended June 30, 2027.

Audit Committee Report*

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors:

Fiona Beck (Chair)
Daniella Ballou-Aares
Patrick McGinnis

* The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

EXECUTIVE COMPENSATION

Loss of Emerging Growth Company Status

As of June 30, 2026, we ceased to qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act because June 30, 2026 was the last day of the fiscal year in which the fifth anniversary of our initial public offering occurred. As a result, we are no longer entitled to rely on the exemptions and reduced disclosure requirements available to emerging growth companies. Accordingly, this Proxy Statement includes the executive compensation disclosures required for registrants that are not emerging growth companies, including the Pay versus Performance disclosure required by Item 402(v) of Regulation S-K. Because this is the first proxy statement in which we are required to provide the Pay Versus Performance disclosure following the loss of our emerging growth company status, we are using the transition provisions of Item 402(v) of Regulation S-K and are presenting three years of required information. We expect to add one additional year of information in each of the next two annual proxy statements in which the Pay Versus Performance disclosure is required.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis ("CD&A") describes the compensation of the following executive officers, whom we refer to as our named executive officers or "NEOs." For fiscal year 2026, our named executive officers and the positions each held as of June 30, 2026 were:

Named Executive Officer	Position

Robert Dechant	Chief Executive Officer
Taylor Greenwald	Chief Financial Officer
David Afdahl	Chief Operating Officer
Michael Darwal	Chief AI & Digital Officer
Michael Ringman	Chief Technology Officer

Messrs. Dechant, Greenwald, and Afdahl served in their positions for the full fiscal year. Mr. Darwal was promoted to the Chief AI & Digital Officer on January 1, 2026. Mr. Darwal previously served as the Company's Deputy Chief Financial Officer and President of ibex Digital. Mr. Ringman joined the Company as Chief Technology Officer on October 1, 2025.

About ibex

ibex is a global technology leader in outsourced business services and AI-powered customer experience solutions, enabling clients to acquire, engage and retain their customers. Through our integrated customer lifecycle experience platform, we combine customer engagement, digital acquisition and intelligent automation solutions with a global delivery model, proprietary technology and deep operational expertise to deliver differentiated experiences and measurable business outcomes.

Fiscal Year 2026 Performance Highlights

Fiscal year 2026 results reflect the continued strength of our financial profile and best-in-class culture and client partnerships. We are proud to have delivered broad-based growth across key verticals, expanded our AI-enabled offerings and digital acquisition business, and generated record revenue, profitability and cash flow. These results demonstrate our ability to deliver superior customer experiences while investing to support future growth.

Fiscal Year 2026

$644.1 million	$82.4 million	$46.3M
Revenue	Adjusted EBITDA	Net Income

+15.4%	+14.5%	+25.7%
YoY Revenue Growth	YoY Adj. EBITDA Growth	YoY Net Income Growth

$3.13	$3.52	453,000 shares
Diluted EPS	Adjusted EPS	$14.4m share repurchases

99%+ Client Revenue	17	2 years straight
Retention in FY 2026	New Client Wins	Double-Digit Revenue Growth
1.Please see Exhibit A - for a reconciliation of non-GAAP items against the closest GAAP measures.

•Broad-based growth across four key verticals. Revenue growth was driven by HealthTech, Technology, Travel, Transportation and Logistics and Retail & E-commerce, as well as growth in ibex’s Wave iX solutions and digital acquisition business.

•Continued advancement of AI-enabled solutions. ibex delivered more than 10 successful AI Agent implementations across five verticals, extending the Company’s AI-powered customer experience capabilities.

•Scaled global delivery platform. As of fiscal year-end, ibex operated 30 delivery centers and employed approximately 35,000 people across its customer engagement operations.

•Record cash generation and investment to support growth. Operating cash flow increased to a record $59.0 million, compared with $45.7 million in fiscal 2025, and annual free cash flow increased to a record $31.2 million, compared with $27.3 million in fiscal 2025.

•Disciplined, strategic investments. Ibex invested $27.8 million in capital expenditures in the year, including offshore capacity expansion and technology and telecommunications equipment to support continued growth.

Fiscal Year 2026 Incentive Plan Structure and Payouts

Target Pay Mix

In alignment with our compensation philosophy, the Compensation Committee believes a significant at-risk pay structure is appropriate to incentivize progress toward our nearer- and longer-term financial and strategic growth objectives. In fiscal year 2026, 77.3% of our CEO's total target pay opportunity and 73.2% of our other NEO’s total target pay opportunity on average was ‘at-risk,’ with value tied to the achievement of pre-set performance goals or stock price appreciation.

2026 Incentive Plan Structure

Management		%
Incentive Plan	Adjusted EBITDA 75%	Revenue 25%

2026 Long-Term		%
Incentive Plan	Performance share units 50%	Restricted share units 50%

Pay and Performance Alignment

2026 MIP Payout	2024-2026 PSUs Payout

110%	180 - 200%

of target payout based on Fiscal Year 2026 Adjusted EBITDA and Revenue Performance	of target payout based on total shareholder return, or TSR, performance measured relative to the performance peer group

Compensation Program Design

Compensation Philosophy and Objectives

The Compensation Committee is focused on maintaining an executive compensation program that supports ibex’s business strategy, reinforces a performance-oriented culture and aligns the interests of our executive leadership team with those of our shareholders. Our program is intended to attract, motivate and retain experienced leaders with the capabilities necessary to advance a global, client-focused business while delivering sustainable, long-term value creation.

In establishing compensation opportunities for our named executive officers, the Compensation Committee considers the scope and complexity of each executive’s role, individual experience and contributions, Company performance, retention considerations and competitive, market-based compensation data for comparable positions. The Compensation Committee seeks to maintain an appropriate balance between fixed and variable compensation, with a meaningful portion of each executive’s total compensation opportunity linked to the achievement of Company performance objectives directly tied to our ability to create shareholder value.

The primary objectives of our executive compensation program are as follows:

•Align pay with achievement of long-term growth, financial and operational objectives;
•Attract, retain and motivate high-caliber executive leaders;
•Promote a long-term ownership mindset and alignment with shareholder experience; and
•Maintain robust governance practices that support responsible risk-taking and value creation.

Compensation Determination Process

The Compensation Committee operates under a written charter and is responsible for reviewing and approving or making recommendations to the Board regarding the compensation of the Chief Executive Officer and other named executive officers, overseeing management evaluations, and reviewing and making recommendations to the Board regarding incentive compensation and equity plans.

The Chief Executive Officer’s performance is assessed annually through a written evaluation reviewed by the Compensation Committee and the Board Chair, which informs compensation decisions. The Chief Executive Officer does not participate in Compensation Committee deliberations regarding his own compensation. In carrying out its responsibilities, the Board and the Compensation Committee receive input from management and retain and receive advice from an independent compensation consultant.

The Compensation Committee monitors and assesses risks associated with the Company’s compensation policies and practices, including whether those policies and practices are reasonably likely to have a material adverse effect on the Company.

The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers, other than himself, based on their performance and contributions. The Chief People Officer and Chief Legal Officer also support the Compensation Committee in the administration, design and benchmarking of the Company’s compensation programs. The Compensation Committee retains ultimate responsibility for reviewing and approving executive compensation decisions.

Independent Compensation Consultant

The Compensation Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant. Exequity reports directly to the Compensation Committee, attends committee meetings at the Compensation Committee’s request, and performs no services for the Company other than those directed by the Compensation Committee. The Compensation Committee has assessed Exequity’s independence under the factors specified in the applicable Nasdaq listing standards and has concluded that no conflict of interest exists that would prevent Exequity from providing independent advice to the Compensation Committee.

Elements of Our Executive Compensation Program

Our executive compensation program balances fixed and variable pay, and short- and long-term incentives to align compensation outcomes with our strategic objectives and shareholder interests.

Element	Form	Purpose

Base salary	Cash, fixed	Fixed component of compensation reflecting the
executive's skill set, experience, role and responsibilities

Management	Cash, variable	Based on performance measures established by the
Incentive Plan	- Adj. EBITDA (75%)	Compensation Committee that are tied to pre-set
(MIP)	- Revenue (25%)	business goals and strategic growth objectives

Long- Term	-PSUs (50%)	Incentivizes multi-year shareholder value creation
Incentive Plan	-RSUs (50%)	through PSUs tied to total shareholder return over a
(LTIP)		three-year performance period, while supporting
executive retention through RSUs that vest ratably over
four years
Peer Group

The Compensation Committee uses peer group data as an important reference point in its compensation decision-making, including in evaluating target compensation levels and pay-for-performance alignment, designing incentive programs, assessing equity utilization and reviewing executive compensation policies and practices. However, the Company does not target a specific percentile within the peer group for any element of its executive compensation program.

In selecting and evaluating peer companies, the Compensation Committee, in consultation with its independent compensation consultant, considers a range of factors, including:

•ibex’s competitive market for executive talent;
•Industry comparability;
•Organizational size and operating characteristics;
•Scope and scale of operations; and
•Prevailing governance practices.

The Compensation Committee recognizes that a company may be a relevant business peer but not an appropriate compensation peer if its size, scale or organizational complexity differs meaningfully from the Company. Because few companies are directly comparable across every relevant dimension, the Committee does not expect each individual peer to align with the Company on all criteria. Instead, it seeks to construct a peer group that, in the aggregate, provides an appropriate and balanced benchmark for the Company’s executive compensation program.

Fiscal Year 2026 Peer Group

Our fiscal year 2026 peer group consisted of the following fourteen companies:

Concentrix Corporation	Grid Dynamics Holdings, Inc.	QuinStreet, Inc.
DoubleVerify Holdings, Inc.	Information Services Group, Inc.	TaskUs, Inc.
ExlService Holdings, Inc.	Mastech Digital, Inc.	TechTarget, Inc.
Five9, Inc.	PagerDuty, Inc.	TTEC Holdings, Inc.
Fluent, Inc.	Q2 Holdings, Inc.

As part of the fiscal 2027 compensation review cycle, the Compensation Committee worked with its independent compensation consultant to review and update the Company’s peer group. The review was designed to ensure the peer group continues to reflect appropriately comparable companies based on such factors as revenue, operating focus, market capitalization and assets, organizational complexity, geographic footprint, industry profile and financial relevance, while also accounting for M&A activity.

The fiscal 2027 peer group was developed with the following considerations:

1.Competitors and related industries. The Compensation Committee identifies publicly traded companies listed on major U.S. exchanges that compete with the Company for business, executive talent or both, or operate in related industries. Primary consideration was given to companies classified within the Data Processing and Outsourced Services industry, companies in the Advertising, Application Software, Interactive Media and Services and IT Consulting industries.

2.Relative size. The Compensation Committee evaluated potential peers relative to the Company’s size, generally considering companies with revenues of approximately 0.35x to 2.5x and market capitalizations of approximately 0.25x to 4.0x the Company’s revenue and market capitalization, respectively.

3.Qualitative evaluation. The Compensation Committee applied judgment to assess the overall comparability and business fit of potential peers, including factors such as business model, service offerings, operating profile, geographic footprint and competition for executive talent.

As a result of these considerations, the Company made the following changes to the peer group for fiscal year 2027, and the final fiscal year 2027 peer group is listed below.

Companies Removed from	Companies added to
the Fiscal Year 2026 Peer Group	the Fiscal Year 2027 Peer Group

Mastech Digital, Inc.	8x8, Inc.
PagerDuty, Inc.	Braze, Inc.
TTEC Holdings, Inc.	Conduent Incorporated
DLH Holdings Corp.
Fastly, Inc.
Sprout Social, Inc.
The Hackett Group, Inc.
Thryv Holdings, Inc.
Verra Mobility Corporation

Fiscal Year 2027 Peer Group

8x8, Inc.	Fastly, Inc.	Sprout Social, Inc.
Braze, Inc.	Five9, Inc.	TaskUs, Inc.
Concentrix Corporation	Fluent, Inc.	TechTarget, Inc.
Conduent Incorporated	Grid Dynamics Holdings, Inc.	The Hackett Group, Inc.
DLH Holdings Corp.	Information Services Group, Inc.	Thryv Holdings, Inc.
DoubleVerify Holdings, Inc.	Q2 Holdings, Inc.	Verra Mobility Corporation
Exl Service Holdings, Inc.	QuinStreet, Inc.

Compensation Program Governance

	✓	Pay-for performance philosophy, with a significant
What We Do		portion of CEO compensation "at risk"
	✓	Formulaic annual incentive performance metric criteria,
with disclosed thresholds and caps
	✓	Comprehensive clawback policy for executive officers
applicable to both cash and equity incentive compensation
	✓	Responsible and strategic use of shares under our
long-term incentive program
	✓	Independent compensation consultant

	x	No pledging or hedging of Company shares permitted
What We DON'T Do	x	No excise tax gross-up provisions in employment contracts
	x	No excessive perquisites
	x	No single-trigger change-in-control provisions

2026 Executive Compensation Program

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each NEO's initial base salary was provided in his or her employment agreement, and the base salaries of the Company's executives are reviewed and, if appropriate, adjusted on an annual basis.

In August 2025, the Committee approved market-based base salary adjustments for certain executives, including Mr. Afdahl based on market benchmarks, demonstrated leadership and contributions to the Company’s strategic and operational priorities.

Named Executive Officer	Base Salary at Fiscal Year End 2025	Base Salary at Fiscal Year End 2026	% Increase

Robert Dechant (1)	$650,000	$650,000	—

Taylor Greenwald	$450,000	$450,000	—

David Afdahl	$400,000	$440,000	10%

Michael Darwal (2)	—	$400,000	—

Michael Ringman (2)	—	$350,000	—

1.Mr. Dechant's salary was increased during fiscal year 2025 from $600,000 to $650,000.
2.Mr. Darwal and Mr. Ringman were not named executive officers in fiscal year 2025.

Management Incentive Plan

All named executive officers are eligible to participate in the Management Incentive Plan (“MIP”), which is designed to incentivize the achievement of rigorous financial and operational objectives that support the Company’s annual progress toward long-term strategic objectives.

For fiscal year 2026, the MIP was based on two financial performance measures:

•Adjusted EBITDA (75% weighting); and
•Revenue (25% weighting).

The Compensation Committee selected Adjusted EBITDA as the primary performance measure because it reflects the Company’s ability to translate revenue into profitable growth and provides a meaningful measure of operating performance. Revenue serves as a complementary measure of topline performance and reinforces management team’s focus on client growth, service delivery and expansion of customer relationships. Together, these measures are intended to balance growth and profitability and align annual incentive outcomes with the Company’s key financial priorities.

Revenue is defined as the reported Revenue in the Company's quarterly and annual financial statements. Adjusted EBITDA is defined per Appendix A - Non-GAAP Measures except that it is calculated pre-incentive awards for the purposes of the MIP awards. MIP awards, if any, are calculated after finalization and release of the Company's financial results for the quarter or full year, as applicable, and are approved by the Company's Board, pursuant to recommendations by the Company's CEO, CFO and the Compensation Committee.

The MIP is structured to require meaningful performance before any incentive is earned. No payout is provided for performance results below threshold performance level. At the respective threshold performance levels, participants earn 50% of the applicable target opportunity, while achievement of 100% of the applicable performance goal is required to earn a target payout. Except for the limited overachievement discretionary payout described below, payouts for the Adjusted EBITDA metric are capped at 100% of target, even if actual performance results exceed the established target performance level. For performance results that fall between established threshold and target achievement levels, payout is determined using linear interpolation.

If the full-year Adjusted EBITDA target is exceeded, then 20% of the Adjusted EBITDA over-attainment (the amount the Actual Adjusted EBITDA exceeded the MIP target Adjusted EBITDA) may be used for discretionary payouts at the sole discretion of the Company's CEO. Importantly, the accelerator applies only when actual Adjusted EBITDA exceeds the budgeted level, directly linking above-target incentive payouts to incremental profitability.

The amount of a participant's payout, if any, equals the product of (1) a participant's base salary at the time payment is calculated, (2) adjusted for any time not active in the plan, (3) times the participant's incentive percent eligibility, (4) times the payout percentage.

For fiscal 2026, named executive officers were eligible to receive payments during the first three fiscal quarters, each equal to one-eighth of their annual target incentive opportunity provided that the quarter's threshold performance goal is met. These payments are deducted from the final incentive payout determined based on full-year performance. The quarterly payment structure is designed to incentivize strong performance throughout the year while maintaining accountability for full-year results, which ultimately determine the annual incentive earned under the MIP.

Fiscal Year 2026 MIP Payout Structure

($ in millions)	Q1	Q2	Q3	Q4	FY26 (3)
Adjusted EBITDA (1)
(75% weighting)
Threshold	17.5	18.8	20.7	21.2	78.2
(50% of target payout)
Target	19.4	20.9	23.0	23.6	86.8
(100% of target payout)
Actual Adjusted EBITDA	22.0	23.8	25.6	22.8	94.3
Adjusted EBITDA Payout (% of target)	100%	100%	100%	100%	100%
Revenue
(25% weighting)
Threshold	137.1	148.0	142.9	142.6	570.7
(50% of target payout)
Target	142.8	154.2	148.8	148.6	594.4
(100% of target payout)
Actual Revenue	151.2	164.2	164.4	164.3	644.1
Revenue Payout	100%	100%	100%	100%	100%
(% of target)
EBITDA Accelerator Payout (2)					10%
Total Weighted Payout					110%
1.Adjusted EBITDA for the MIP is defined as Adjusted EBITDA, except it is calculated pre-incentive awards.
2.The EBITDA Accelerator for fiscal year 2026 was a maximum of $1.42 million (20% of the Adjusted EBITDA over-attainment less estimated taxes). Per the recommendation of both the CEO and CFO, the Compensation Committee approved a 10% additional payout to each MIP participant ($1.03 million in the aggregate), based on the EBITDA accelerator funds available under the terms of the MIP.
3.Total may slightly differ from the sum of individual quarterly threshold, target and actual performance levels due to rounding.

The fiscal year 2026 MIP bonuses paid to each NEO were calculated as follows:

Named Executive Officer	Target (% of base salary)	Target ($)	Achievement Level (% of target)	Payout ($)
Robert Dechant	150%	975,000	110%	1,072,500
Taylor Greenwald	100%	450,000	110%	495,000
David Afdahl	100%	433,333	110%	476,667 (1)
Michael Darwal	100%	287,500	110%	316,250 (2)
Michael Ringman	50%	131,250	110%	144,375 (3)
1.Mr. Afdahl's salary increased in August 2025 from $400,000 to $440,000; his MIP bonus was pro-rated based on his salary in effect during the fiscal year.
2.Mr. Darwal's salary was increased on January 1, 2026 to $400,000 and his MIP Target was increased from 50% to 100% for his promotion to Chief AI & Digital Officer; his MIP bonus was pro-rated based on his salary and target percentage in effect during the fiscal year.
3.Mr. Ringman joined the Company on October 1, 2025; his MIP bonus was pro-rated for the time he was in service to the Company during fiscal year 2026.

Long-Term Incentive Plan

Fiscal Year 2026 Grants

The Compensation Committee believes that equity-based compensation is an important tool for attracting, retaining and motivating the executive talent necessary to execute our long-term strategy. Our long-term incentive program is designed to align the interests of our executives with those of our shareholders by linking a meaningful portion of compensation to sustained Company performance and long-term shareholder value creation, while encouraging disciplined decision-making and discouraging excessive risk-taking.

For fiscal year 2026, 50% of each executive’s long-term incentive opportunity was granted in the form of Performance Stock Units (“PSUs”), with the remaining 50% granted in the form of Restricted Stock Units (“RSUs”).

Named Executive Officer	Total Units	RSUs	PSUs (target)	Approved Grant Value
Robert Dechant	36,000	18,000	18,000	$1,233,360
Taylor Greenwald	11,000	5,500	5,500	$376,860
David Afdahl	8,800	4,400	4,400	$301,488
Michael Darwal (1)	53,000	28,000	25,000	$1,625,170
Michael Ringman (2)	30,000	15,000	15,000	$1,388,550

Total	138,800	70,900	67,900	$4,925,428
1.Mr. Darwal was awarded 3,000 RSUs in August 2025, as a special award, and 25,000 RSUs and 25,000 PSUs in February 2026 as part of his compensation package in his amended employment agreement and promotion to Chief AI and Digital Officer.
2.Mr. Ringman was awarded 15,000 RSUs and 15,000 PSUs in November 2025 as part of his compensation package in his employment agreement.

Fiscal Year 2026 PSUs

The PSUs are earned based on the pre-set Total Shareholder Return (“TSR”) performance hurdles measured relative to the performance peer group companies, directly linking realized compensation to our performance relative to relevant peers, which include the following publicly listed U.S. and global companies:

Concentrix Corporation	Russell 2000 Index	TTEC Holdings Inc.
Conduent Incorporated	TaskUs, Inc.
ExlService Holdings, Inc.	Teleperformance SE

To reinforce a sustained focus on shareholder value creation, the PSUs are divided into three equal tranches, each measured based on relative TSR over a progressively longer performance period commencing on July 1, 2025:

•One-third is measured over the one-year period ending June 30, 2026;
•One-third is measured over the two-year period ending June 30, 2027; and
•One-third is measured over the three-year period ending June 30, 2028.

For each performance period, the percentage of target PSUs earned is determined based on the Company’s relative TSR percentile ranking as follows:

Relative TSR Percentile Ranking	Payout (% of Target)
Below 33rd percentile	—
33rd percentile	25%
55th percentile	100%
99th percentile or above	200%

TSR for ibex and its peers is calculated using the volume-weighted average stock price over the 30- trading days ending on the last day of each applicable performance period, including the value of dividends paid during such period.

The Compensation Committee approved a performance peer group for measuring relative TSR performance to incentivize ibex's value creation relative to companies competing with us for the same or closely related business. The Compensation Committee also included the Russell 2000 Index as a broader market benchmark, recognizing the wide range of investment alternatives available to shareholders and seeking to incentivize outperformance relative to the broader market.

If the Company’s absolute TSR is zero or negative for a performance period, the PSUs eligible to vest for that Performance Period will be capped at 100% of the applicable performance period target amount, regardless of the Company’s relative TSR percentile rank.

Depending on the Company’s TSR relative to the performance peer group during each applicable performance period, executives may earn up to 200% of the target number of PSUs. The aggregate value of the PSUs at vesting is capped at five times the grant-date fair market value of the target award, regardless of the level of relative TSR achievement or appreciation in the Company’s stock price.

Payouts for performance between the applicable achievement levels are determined using linear interpolation.

Performance Period	Weighting	Relative TSR Percentile Achieved	Payout (% of target)	Weighted Payout
July 1, 2025 - June 30, 2026	1/3	80th percentile	180%	60%
July 1, 2025 - June 30, 2027	1/3
July 1, 2025 - June 30, 2028	1/3
Total Weighted-Average Payout				XX%

The table below reflects the target number of PSUs granted to each participating named executive officer and the number and value of PSUs ultimately earned on July 31, 2026 based on the certified performance results for the performance period of July 1, 2025 - June 30, 2026.

Named Executive Officer	TARGET PSUs (# of shares)	EARNED PSUs (# of shares)	EARNED PSUs (% of target)
Robert Dechant	6,000	10,826	180%
Taylor Greenwald	1,833	3,307	180%
David Afdahl	1,466	2,646	180%
Michael Darwal (1)
Michael Ringman (2)	5,000	9,038	181%
1.Mr. Darwal was not included in this 2026 PSU grant.
2.Mr. Ringman's PSUs were certified on September 30, 2026 and per the terms of his grant document, the TSR was calculated using the 30-trading day period commencing on July 1, 2025, rather than ending July 1, 2025, which resulted in a relative TSR percentile of 81 for such period and a corresponding 181% payout.

Employment Compensation PSU Grant to Mr. Darwal

On February 11, 2026, as part of Mr. Darwal's employment compensation package for his promotion to Chief AI and Digital Officer, the Compensation Committee approved an equity award of 25,000 PSUs that vest in 5,000 share increments subject to achievement of five separate AI revenue performance triggers. As of June 30, 2026, none of these performance triggers had been met.

Fiscal Year 2026 RSUs

RSUs are designed to promote the retention and continuity of key executive talent while aligning executives’ interests with those of our shareholders. The awards vest in equal annual installments over four years, reinforcing the program’s long-term orientation, while their value is directly tied to the Company’s share price over the vesting period, aligning realized compensation with the shareholder experience.

One-Time Special Award for Mr. Darwal

The Compensation Committee also approved a one-time special equity award of 3,000 RSUs to Michael Darwal in September 2025, in connection with his strong individual performance, expanded leadership responsibilities and the strategic importance of his role in advancing the Company’s digital and operational priorities. The award was designed to recognize the increased scope of his responsibilities, strengthen alignment with long-term shareholder interests and support his continued retention, while bringing his long-term compensation opportunity more closely in line with relevant market benchmarks for comparable roles at peer companies.

Employment Related Grants

As part of their overall compensation package, the Compensation Committee approved an equity award of 15,000 RSUs to Mr. Ringman upon his joining the Company in October, 2025; and 25,000 RSUs to Mr. Darwal, upon his promotion to Chief AI and Digital Officer in January 2026. Each grant vests in equal annual installments over a period of four years, commencing on the first anniversary of the grant date, subject to their continued service to the Company on each applicable grant date.

Fiscal Year 2025 PSU Grant Performance Results

In September 2025, the Company certified the performance results for the first tranche of the PSUs granted during fiscal year 2025 on November 8, 2024, which were based on the Company’s TSR relative to a defined performance peer group over the fiscal year 2025 performance period, and in September 2026, the Company certified the performance results for the second tranche of the PSUs granted on November 8, 2024, which were based on the Company's TSR relative to substantially the same peer group over the fiscal years 2024-2026 performance period, in each case as further described below.

The Performance Peer Group Companies include (1):

Concentrix Corporation	Russell 2000 Index	TTEC Holdings, Inc.
Conduent Incorporated	TaskUs, Inc.
ExlService Holdings, Inc.	Teleperformance SE
1.TELUS International (Cda) Inc. and WNS (Holdings) Limited were both removed from the peer group for the fiscal year 2026 review, as both companies were both delisted during the performance period.

For each performance period, the percentage of target PSUs earned was determined based on the Company’s relative TSR percentile ranking as follows:

Relative TSR Percentile Ranking	Payout (% of Target)
Below 33rd percentile	—%
33rd percentile	25%
55th percentile	100%
99th percentile or above	200%

Payouts for performance between the applicable achievement levels are determined using linear interpolation.

Performance Period	Weighting	Relative TSR Percentile Achieved	Payout (% of target)	Weighted Payout
July 1, 2024-June 30, 2025	1/3	100th percentile	200%	66.7%
July 1, 2024-June 30, 2026	1/3	100th percentile	200%	66.7%
July 1, 2024-June 30, 2027	1/3
Total Weighted-Average Payout				XX%

The table below reflects the target number of PSUs granted to each participating named executive officer and the number of PSUs ultimately earned in fiscal year 2026 based on the certified performance results for the performance period of July 1, 2024 - June 30, 2025.

Named Executive Officer	TARGET FY 2025 PSUs (# of shares)	EARNED FY 2025 PSUs (# of shares)	EARNED FY 2025 PSUs (% of target)
Robert Dechant	7,262	14,524	200%
Taylor Greenwald	2,098	4,196	200%
David Afdahl	1,614	3,228	200%
Michael Darwal	1,173	2,346	200%
Michael Ringman (1)
1. Mr. Ringman joined the Company after this grant was made.

The table below reflects the target number of PSUs granted to each participating named executive officer and the number of PSUs ultimately earned on September 30, 2026 based on the certified performance results for the performance period of July 1, 2024 - June 30, 2026.

Named Executive Officer	TARGET FY 2025 PSUs (# of shares)	EARNED FY 2025 PSUs (# of shares)	EARNED FY 2025 PSUs (% of target)
Robert Dechant	7,262	14,524	200%
Taylor Greenwald	2,098	4,196	200%
David Afdahl	1,614	3,228	200%
Michael Darwal	1,174	2,348	200%
Michael Ringman (1)
1. Mr. Ringman joined the Company after this grant was made.

Fiscal Year 2022 PSU Grant Performance Results

In February 2026, the Company certified the performance results for the PSUs granted during fiscal year 2022 on April 20, 2022 to Messrs. Dechant, Afdahl, and Darwal, which were based on the Company meeting certain Revenue and EBITDA targets. One-third of the PSUs vested immediately upon the certification of meeting the performance triggers, with the remaining two-thirds vesting in equal annual installments over the next two years. As of June 30, 2026 all performance triggers had been met.

Named Executive Officer	TARGET FY 2022 PSUs (# of shares)	EARNED FY 2022 PSUs (# of shares)	EARNED FY 2022 PSUs (% of target)
Robert Dechant	124,582	124,582	100%
Taylor Greenwald (1)
David Afdahl	109,708	109,708	100%
Michael Darwal	12,149	12,149	100%
Michael Ringman (1)
1. Messrs. Greenwald and Ringman joined the Company after this grant was made.

Other Performance Grant Results

In February 2026 and May 2026, the Company certified the performance results of the performance triggers for 20,000 PSUs granted on May 31, 2024 to Mr. Greenwald, 50% of which were based on the

Company meeting a certain Revenue threshold and the other 50% of which were based on the Company meeting two separate EBITDA targets. Upon certification of meeting each performance trigger, one third of the applicable 50% of the PSUs vested immediately, with the remaining two-thirds vesting in equal annual installments over the next two years, subject to Mr. Greenwald's continued service to the Company at each applicable vesting date. As of June 30, 2026 all performance triggers had been met.

Other Elements of Compensation

Retirement Plans

The Company maintains a 401(k) retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 100% of the first 3% of applicable employee contributions and 50% of the next 2% of such contributions. The Company does not maintain any defined benefit pension plans or non-qualified deferred compensation plans in which the named executive officers are eligible to participate.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending and health savings accounts, short-term and long-term disability insurance and life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including our NEOs.

Clawback Policy

The Amended and Restated 2020 Long-Term Incentive Plan contains clawback provisions, revised in connection with the 2025 amendment and restatement, together with whistleblower protection provisions. The Company has a comprehensive Compensation Recoupment (Clawback) Policy, as required under Nasdaq rules, that applies in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation (as defined in the policy) received by a covered executive during the recovery period that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. This policy is administered by the Compensation Committee.

Incentive-Based Compensation is defined as any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was received by a person (i) on or after October 2, 2023 and after the person began service as a covered executive, and (ii) who served as a covered executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

The above description of the Compensation Recoupment (Clawback) Policy is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in the full copy, filed as Exhibit 97 to our 2026 Annual Report on Form 10-K.

Timing of Grants

Grants are not made by the Company if it is determined by the Insider Trading Officer that its officers and directors are likely to be in possession of any material nonpublic information. Other than described above, the Company does not take into account material nonpublic information to determine the timing or terms of any such equity grant, and the Company has not timed the disclosure of material nonpublic information for the purposes of affecting the value of executive compensation.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2026, Karen Batungbacal and Mingzhe (JJ) Zhuang served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2026, an officer or employee of the Company or any of its subsidiaries, formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During fiscal 2026, none of the Company’s executive officers served on the board or the compensation committee of any other entity having officers that served on either the Company’s Board or the Compensation Committee.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Compensation Committee of the Board of Directors:

Karen Batungbacal (Chair)
Mingzhe (JJ) Zhuang

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2026 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our NEOs for the fiscal years ended June 30, 2026, 2025, and 2024, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Robert Dechant	2026	650,000	—	1,233,360	1,072,500	14,400	2,970,260
Chief Executive Officer	2025	637,500	100	997,845	1,011,978	15,583	2,663,006
	2024	600,000	195,177	—	231,202	13,800	1,040,179

Taylor Greenwald	2026	450,000	—	376,860	495,000	13,156	1,335,016
Chief Financial Officer	2025	450,000	—	288,265	452,161	26,723	1,217,149
	2024	359,712	—	856,300	72,251	—	1,288,263

David Afdahl	2026	433,567	100	301,488	476,667	13,842	1,225,664
Chief Operating Officer	2025	400,000	—	221,764	459,338	26,500	1,107,602
	2024	400,000	130,518	—	154,135	9,341	693,994

Michael Darwal	2026	375,000	2,539	1,625,170	316,250	6,807	2,325,766
Chief AI & Digital Officer

Michael Ringman	2026	262,500	—	1,388,550	144,375	—	1,795,425
Chief Technology Officer

1.Amounts reflect the base salary in effect for and actually paid to the NEOs in the years shown. For more information on base salaries and increases, please see "Executive Compensation Arrangements" below.
2.For fiscal 2024, amounts represent the discretionary Fast Track Bonuses paid to Mr. Dechant and Mr. Afdahl following the end of the first quarter of fiscal year 2024. For more information, please see "Elements of the Company's Executive Compensation Program - 2024 Bonuses" in our proxy statement filed with the SEC on October 28, 2024. For fiscal year 2025, Mr. Dechant earned a $100 bonus in recognition of his tenure with the Company. For fiscal year 2026, Mr. Afdahl earned a $100 bonus in recognition of his tenure with the Company; Mr. Darwal earned $2,539 in sales commissions for his previous position of President of ibex Digital.
3.Amounts for fiscal year 2026 reflect the aggregate grant date fair value of time-based and performance-based restricted share units granted to the NEOs during fiscal year 2026, computed in accordance with FASB ASC Topic 718 using a Monte Carlo valuation model for the performance-based awards, with the exception of the performance based restricted share grant to Mr. Darwal. See footnote 11 (Stock-Based Compensation) to the Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for an explanation of the assumptions made by the Company in the valuation of the awards shown in these columns. The values reported above for performance-based restricted share units are based on the probable outcome as of the grant date. The values for such performance-based restricted share units, assuming the achievement of the performance goals at the maximum level, would be as follows for each NEO: Mr. Dechant - $1,416,960; Mr. Greenwald - $432,960; Mr. Afdahl - $346,368; Mr. Darwal - $754,250; and Mr. Ringman - $1,678,800. Amounts reflect the aggregate grant date fair value of time-based units granted during fiscal year 2026, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the date of grant. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the achievement of goals and market value of our common stock at the time the award vests.
4.Amounts reflect annual cash bonuses earned by the NEOs for the years shown. Under the annual bonus plan, the NEOs were each eligible to receive bonuses determined as a percentage of their respective base salaries based on the achievement of pre-established financial and operational metrics. For more information, please see "Fiscal Year 2026 MIP Payout Structure" above.
5.    Amounts reflect, for Messrs. Dechant, Greenwald, Afdahl, and Darwal, Company contributions to their respective accounts under the Company’s 401(k) plan.

Executive Compensation Arrangements

Employment Agreements

The Company has entered into employment agreements with each NEO (the “Employment Agreements”), the key terms of which are described below.

Dechant Employment Agreement

On April 2, 2015, we entered into an employment agreement with Mr. Dechant (the “Dechant Employment Agreement”), providing for his employment as Chief Executive Officer of the Company. The Dechant Employment Agreement provides that Mr. Dechant is entitled to an annual base salary, which was $650,000 as of June 30, 2026, and eligible for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Board.

Pursuant to the Dechant Employment Agreement, upon the termination of Mr. Dechant’s employment by the Company without “Cause” or by Mr. Dechant for “Good Reason”, Mr. Dechant will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) 12 months’ salary continuation (unless, during such period, Mr. Dechant commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced by an amount equal to 70% of his compensation), and (ii) for the same period of time, continued participation by Mr. Dechant and his dependents in the Company’s health and welfare benefit plans at active employee rates.

“Cause” is defined in the Dechant Employment Agreement generally as Mr. Dechant’s (i) material breach of the Dechant Employment Agreement or material violation of the Company’s policies or any law or regulation pertinent to our business or reputation, (ii) failure to promptly follow any lawful directive of the Board (to the extent such failure is not cured within three days following Mr. Dechant’s receipt of written notice thereof), (iii) engagement in any intentional misconduct or negligence in the performance of his duties, (iv) falsification of any reports or communications issued to any member of the Board or an employee, officer, agent, or director of the Company, or any act of willful dishonesty, fraud, blackmail, or extortion as determined by the Board in its reasonable discretion, (v) commission of any act in competition with or materially detrimental to the best interests of the Company, or (vi) conviction or, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. “Good Reason” is defined in the Dechant Employment Agreement generally as (i) any material diminution in Mr. Dechant’s base salary, other than as a result of a similar percentage reduction in the base salary of other members of the Company’s senior management team, or (ii) the Company removing Mr. Dechant from the office of Chief Executive Officer; provided, that Mr. Dechant’s resignation will not be deemed to constitute “Good Reason” unless (x) Mr. Dechant provides the Company written notice of the purported Good Reason within 30 days after the initial evidence of such event or circumstance, (y) such event or circumstance is not corrected within 30 days following our receipt of such notice, and (z) Mr. Dechant’s resignation becomes effective not more than 180 days following the date of such notice.

In addition, pursuant to the Dechant Employment Agreement, Mr. Dechant is subject to (i) a non-competition restriction for a period of 15 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 24 months following his termination of employment with the Company for any reason, (iii) a perpetual non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Greenwald Employment Agreement

On August 14, 2023, we entered into an employment agreement with Mr. Greenwald (the “Greenwald Employment Agreement”), providing for his employment as Chief Financial Officer of the Company. The Greenwald Employment Agreement provides that Mr. Greenwald is entitled to an annual base salary of $450,000 and eligible for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Board.

Pursuant to the Greenwald Employment Agreement, upon the termination of Mr. Greenwald’s employment by the Company without “Cause” or by Mr. Greenwald for “Good Reason”, Mr. Greenwald will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) 12 months’ salary continuation (unless, during such period, Mr. Greenwald commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of his compensation), and (ii) for the same period of time, continued participation by Mr. Greenwald and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Greenwald Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant Employment Agreement.

In addition, pursuant to the Greenwald Employment Agreement, Mr. Greenwald is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a two-year non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Afdahl Employment Agreement

On July 1, 2020, we entered into an amended employment agreement with Mr. Afdahl (the “Afdahl Employment Agreement”), providing for his employment as Chief Operations Officer of the Company. The Afdahl Employment Agreement provides that Mr. Afdahl is entitled to an annual base salary, which was increased in August 2025 from $400,000 to $440,000, and eligible for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Company's Board.

Pursuant to the Afdahl Employment Agreement, upon the termination of Mr. Afdahl’s employment by the Company without “Cause” or by Mr. Afdahl for “Good Reason”, Mr. Afdahl will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) 12 months’ salary continuation (unless, during such period, Mr. Afdahl commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of his compensation), and (ii) for the same period of time, continued participation by Mr. Afdahl and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Afdahl Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant and Greenwald Employment Agreements.

In addition, pursuant to the Afdahl Employment Agreement, Mr. Afdahl is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a two-year non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Darwal Employment Agreement

On January 1, 2026, we entered into an amended employment agreement with Mr. Darwal (the “Darwal Employment Agreement”), providing for his employment as Chief AI and Digital Officer of the Company. The Darwal Employment Agreement provides that Mr. Darwal is entitled to an annual base salary of $400,000, eligible for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Company's Board, and equity grants as detailed above in the section "Compensation Discussion and Analysis - Employment Related Grants".

Pursuant to the Darwal Employment Agreement, upon the termination of Mr. Darwal’s employment by the Company without “Cause” or by Mr. Darwal for “Good Reason”, Mr. Darwal will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) 12 months’ salary continuation (unless, during such period, Mr. Darwal commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of his previous compensation), and (ii) for the same period of time, continued participation by Mr. Darwal and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Darwal Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant, Greenwald, and Afdahl Employment Agreements.

In addition, pursuant to the Darwal Employment Agreement, Mr. Darwal is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a two-year non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

Ringman Employment Agreement

On October 1, 2025, we entered into an employment agreement with Mr. Ringman (the “Ringman Employment Agreement”), providing for his employment as Chief Technology Officer of the Company. The Ringman Employment Agreement provides that Mr. Ringman is entitled to an annual base salary of $350,000, eligible for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Company's Board, and equity grants as detailed above in the section "Compensation Discussion and Analysis - Employment Related Grants".

Pursuant to the Ringman Employment Agreement, upon the termination of Mr. Ringman’s employment by the Company without “Cause” or by Mr. Ringman for “Good Reason”, Mr. Ringman will be entitled, in addition to any accrued amounts and subject to his execution and non-revocation of a general release of claims in favor of the Company, to (i) 12 months’ salary continuation (unless, during such period, Mr. Ringman commences employment with a new employer or provides consulting services for more than six months with monthly compensation in excess of $20,000, in which case, his severance payments will be reduced to an amount equal to 70% of his previous compensation), and (ii) for the same period of time, continued participation by Mr. Ringman and his dependents in the Company’s health and welfare benefit plans at active employee rates.

For purposes of the Ringman Employment Agreement, “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Dechant, Greenwald, Afdahl, and Darwal Employment Agreements.

In addition, pursuant to the Ringman Employment Agreement, Mr. Ringman is subject to (i) a non-competition restriction for a period of 12 months following his termination of employment with the Company for any reason, (ii) a non-solicitation restriction (covering our customers and employees and consultants) for a period of 12 months following his termination of employment with the Company for any reason, (iii) a two-year non-disparagement restriction, and (iv) a perpetual restriction on his disclosure of the Company’s confidential information.

GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards (4)
			Threshold	Target	Max	Threshold	Target	Max
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Robert Dechant	MIP	—	487,500	975,000	(1)	—	—	—	—	—
	Performance-based RSUs	2/26/2026	—	—	—	4,500	18,000	36,000	—	708,480
	Time-based RSUs	2/26/2026	—	—	—	—	—	—	18,000	524,880
Taylor Greenwald	MIP	—	225,000	450,000	(1)	—	—	—	—	—
	Performance-based RSUs	2/26/2026	—	—	—	1,375	5,500	11,000	—	216,480
	Time-based RSUs	2/26/2026	—	—	—	—	—	—	5,500	160,380
David Afdahl	MIP	—	216,667	433,333	(1)	—	—	—	—	—
	Performance-based RSUs	2/26/2026	—	—	—	1,100	4,400	8,800	—	173,184
	Time-based RSUs	2/26/2026	—	—	—	—	—	—	4,400	128,304
Michael Darwal	MIP	—	143,750	287,500 (1)	(1)	—	—	—	—	—
	Time-based RSUs	9/16/2025	—	—	—	—	—	—	3,000	116,670
	Performance-based RSUs	2/11/2026	—	—	—	5,000	25,000	25,000	—	754,250
	Time-based RSUs	2/11/2026	—	—	—	—	—	—	25,000	754,250
Michael Ringman	MIP	—	65,625	131,250(1)	(1)	—	—	—	—	—
	Performance-based RSUs	11/11/2025	—	—	—	3,750	15,000	30,000	—	839,400
	Time-based RSUs	11/11/2025	—	—	—	—	—	—	15,000	549,150

1. The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect the target and threshold short-term incentive award opportunity for each of the NEOs under the Company’s Management Incentive Plan. For Mr. Darwal and Mr. Ringman, their threshold and target grants are pro-rated for their salary, position, and incentive plan award percentages for the fiscal year. The maximum is determined by the total target award, plus if applicable, the discretionary EBITDA Accelerator. For more information about the EBITDA Accelerator, see "Compensation Discussion and Analysis - 2026 Management Incentive Plan".

2. The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect the target number of PSUs awarded to the NEOs under the Current LTIP, and the threshold and maximum number of PSUs that may be earned. PSUs granted in fiscal year 2026 generally are eligible to be earned subject to achievement of applicable TSR goals relative to Performance Peer Group Companies, over one-year, two-year, and three-year performance periods. PSUs granted to Mr. Darwal are subject to achievement of five separate performance triggers. For additional information regarding such grants, see "Compensation Discussion and Analysis - 2026 Long Term Incentive Plan".

3. The amounts reported in the All Other Stock Awards column reflect the number of time-based RSUs awarded under the Current LTIP. RSUs granted to Messrs. Dechant, Afdahl, and Greenwald vest in four equal installments on July 1, 2026, 2027, 2028 and 2029, and RSUs granted to Messrs. Darwal and Ringman vest in four equal installments on each of the first four anniversaries of the respective date of grant.
4. The amounts reported in the Grant Date Fair Value of Stock Awards column are computed in accordance with FASB ASC Topic 718. For PSUs, the value is based on the probable outcome of the performance conditions as of the grant date, as applicable, and disclosed in Note 11 (Stock-based Compensation) within the Notes to the Consolidated Financial Statements in the Company’s 2026 Annual Report on Form 10-K filed with the SEC on September 10, 2026. For RSUs, the value is based on the closing price of the company’s common stock on the grant date.

Outstanding Equity Awards at 2026 Fiscal-Year End Table

The following table sets forth information regarding equity awards held by our named executive officers as of June 30, 2026.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(4)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)

Robert Dechant	06/30/2020(1)	69	-	12.75	06/30/2030	-	-	-	-
	12/14/2020(2)	20,000	-	19.85	12/14/2030	-	-	-	-
	04/20/2022(3)	-	-			-	-	83,055	2,522,380
	11/08/2024(5)	-	-			16,341	496,276	-	-
	11/08/2024(6)	-	-			-	-	29,050	882,249
	02/26/2026(7)	-	-			18,000	546,660	-	-
	02/26/2026(8)	-	-			-	-	36,000	1,093,320

Taylor Greenwald	12/04/2023(9)	-	-			15,000	455,550	-	-
	05/31/2024(10)	-	-			-	-	10,001	303,730
	11/08/2024(5)	-	-			4,721	143,377	-	-
	11/08/2024(6)	-	-			-	-	8,392	254,865
	02/26/2026(7)	-	-			5,500	167,035	-	-
	02/26/2026(8)	-	-			-	-	11,000	334,070

David Afdahl	06/30/2020(1)	17,500	-	12.75	06/30/2030	-	-	-	-
	08/07/2020(11)	10,819	-	19.00	08/07/2030	-	-	-	-
	04/20/2022(4)	-	-			-	-	73,140	2,221,262
	11/08/2024(5)	-	-			3,632	110,304	-	-
	11/08/2024(6)	-	-			-	-	6,456	196,069
	02/26/2026(7)	-	-			4,400	133,628	-	-
	02/26/2026(8)	-	-			-	-	8,800	267,256
Michael Darwal	04/20/2022(4)	-	-			-	-	8,100	245,997
	11/08/2024(5)	-	-			2,641	80,207	-	-
	11/08/2024(6)	-	-			-	-	4,696	142,618
	09/16/2025(12)	-	-			3,000	91,110	-	-
	02/11/2026(13)	-	-			25,000	759,250	-	-
	02/11/2026(14)	-	-			-	-	25,000	759,250
Michael Ringman	11/11/2025(15)	-	-			15,000	455,550	-	-
	11/11/2025(16)	-	-			-	-	30,000	911,100

1.These options became vested as to 25% of the options on the grant date with the remaining 75% vesting in equal monthly installments over the following three-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2026, these options are fully vested.
2.These options became vested in full immediately following the first such time, prior to the option expiration date, as the Company common shares, publicly traded on Nasdaq, maintained an average closing price of $30.00 over a thirty-day period. As of June 30, 2026, these options are fully vested.
3.This performance-based restricted share unit award was granted on April 20, 2022 and vests as described in the narrative under the heading "Fiscal Year 2022 PSU Grant Performance Results" in the CD&A section above.
4.Market value reflects the $30.37 closing price of the Company's stock on June 30, 2026.
5.This restricted share unit award was granted November 8, 2024. 25% of the shares vested on July 1, 2025, with 25% vesting annually thereafter.
6.This performance-based restricted share unit award was granted November 8, 2024 and vests as described in the narrative under the heading "Fiscal Year 2025 PSU Grant Performance Results" in the CD&A section above. Based on applicable SEC rules, the amounts and values for these performance-based restricted share units are reported assuming achievement of the performance goals at the maximum level.
7.This RSU award was granted on February 26, 2026. 25% of the shares vest on July 1, 2026, with 25% vesting annually thereafter.
8.This performance-based restricted share unit award was granted February 26, 2026 and vests as described in the narrative under the heading "Fiscal Year 2026 PSUs" in the CD&A section above. Based on applicable SEC rules, the amounts and values for these performance-based restricted share units are reported assuming achievement of the performance goals at the maximum level.
9.This restricted share unit award was granted on December 4, 2023. 7,500 shares vested on September 18, 2024, with 7,500 shares vesting annually thereafter, subject to Mr. Greenwald's continued service through each applicable vesting date.
10.This performance-based restricted share unit award was granted on May 31, 2024 and vests as described in the narrative under the heading "Fiscal Year 2022 PSU Grant Performance Results" in the CD&A section above.
11.These options became vested as to 50% of the options on the grant date with the remaining 50% vesting in equal monthly installments over the following one-year period, subject to the named executive officer’s continued employment through each applicable vesting date. As of June 30, 2026, these options are fully vested.
12.This restricted share unit award was granted on September 16, 2025. 25% of the shares vest on September 16, 2026, with 25% vesting annually thereafter, subject to Mr. Darwal's continued service through each applicable vesting date.
13.This restricted share unit award was granted on February 11, 2026. 25% of the shares vest on February 11, 2027, with 25% vesting annually thereafter, subject to Mr. Darwal's continued service through each applicable vesting date.
14.This performance-based restricted share unit award was granted on February 11, 2026 and vests as described in the narrative under the heading "Fiscal Year 2026 PSUs" in the CD&A section above.
15.This restricted share unit award was granted on November 11, 2025. 25% of the shares vest on November 11, 2026, with 25% vesting annually thereafter, subject to Mr. Ringman's continued service through each applicable vesting date.
16.This performance-based restricted share unit award was granted on November 11, 2025 and vests as described in the narrative under the heading "Fiscal Year 2026 PSUs" in the CD&A section above. Based on applicable SEC rules, the amounts and values for these performance-based restricted share units are reported assuming achievement of the performance goals at the maximum level.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each of our named executive officers, the number of options exercised and shares acquired upon the vesting of RSUs and PSUs during fiscal year 2026 and the aggregate value realized upon the vesting of such RSU and PSU awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Robert Dechant	45,027	$895,581	61,497	$2,199,061
Taylor Greenwald	—	$—	23,268	$870,538
David Afdahl	—	$—	41,006	$1,445,037
Michael Darwal	—	$—	7,275	$262,214
Michael Ringman	—	$—	—	$—
1.The number of shares acquired on vesting represents the aggregate number of RSUs, both time based and performance-based that vested during the fiscal year.
2.Value realized on vesting is calculated by multiplying the number of shares vesting by the closing market price of the Company's common stock on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and narrative provide information regarding the estimated payments and benefits that would be provided in the event of a "Qualifying Termination," which includes: (i) a termination of a NEO's employment without "cause," or (ii) a resignation by the NEO from their employment for "good reason," (each, as defined in their respective employment agreements or award agreements, as applicable), that occurs either within 12 months after a change in control of the Company (the "Change of Control Period") or outside the Change of Control Period. A "change in control" of the Company shall only be deemed to occur upon a change in ownership of the Company, a change in effective control of the Company, or a change in the ownership of the assets of the Company, in each case as described in the Current LTIP and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

Payments and benefits are estimated assuming that the triggering event took place on the last business day of our 2026 fiscal year, June 30, 2026, and the price per share of our common stock is the closing price on Nasdaq as of June 30, 2026 ($30.37). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event were to occur on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The NEOs are not entitled to any benefits upon a termination for cause, a termination by death or disability, or a resignation without good reason, all of which are detailed in each NEO's employment agreement.

In accordance with the terms of the current LTIP and each NEO's grant agreements, upon a Qualifying Termination that occurs within the Change of Control Period:

•RSUs: 100% of all unvested RSUs shall immediately vest upon the date of such Qualifying Termination event;

•PSUs that do not include a performance trigger based on TSR: 100% of all unvested PSUs shall immediately vest at the target level upon the date of such Qualifying Termination event; and
•PSUs that do include a performance trigger based on TSR: any unvested PSUs in respect of any incomplete performance period shall automatically become vested in an amount equal to two times the applicable performance period target amount.

For more information on each NEO's unvested RSUs and PSUs, see "Outstanding Equity Awards".

Named Executive Officer	Qualifying Termination (not in Change of Control Period) ($)	Qualifying Termination (within Change of Control Period) ($)
Robert Dechant
Severance Payment (1)	650,000 (2)	650,000 (2)
Value of Benefits (3)	19,703	19,703
Equity Acceleration (4)	—	5,540,885
Total	669,703	6,210,588
Taylor Greenwald
Severance Payment (1)	450,000 (2)	450,000 (2)
Value of Benefits (3)	34,240	34,240
Equity Acceleration (4)	—	1,658,627
Total	484,240	2,142,867
David Afdahl
Severance Payment (1)	440,000 (2)	440,000 (2)
Value of Benefits (3)	27,235	27,235
Equity Acceleration (4)	—	2,928,518
Total	467,235	3,395,753
Michael Darwal
Severance Payment (1)	400,000 (2)	400,000 (2)
Value of Benefits (3)	19,275	19,275
Equity Acceleration (4)	—	2,078,432
Total	419,275	2,497,707
Michael Ringman
Severance Payment (1)	350,000 (2)	350,000 (2)
Value of Benefits (3)	38,928	38,928
Equity Acceleration (4)	—	1,366,650
Total	388,928	1,755,578
1.The payment of severance is contingent upon the NEO's timely execution and non-revocation of a separation agreement, with general waiver and release of claims agreement in the Company's customary form.
2.Represents 12 months of the NEO's annual salary in effect on June 30, 2026. In the event of a Qualifying Termination, this amount shall be paid in substantially equal installments over the 12 months following the Qualifying Termination, in accordance with the Company's normal payroll processing.
3.The amounts in this row reflects the estimated value of COBRA payments for the duration of the severance period of 12 months.
4.The amounts in this row reflect the value of accelerated vesting of unvested RSUs and PSUs. The value of accelerated vesting of RSUs and PSUs was calculated by multiplying the number of shares subject to accelerated vesting under the NEO's applicable award agreement by $30.37, which was the closing market price per share of our common stock on June 30, 2026.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain performance measures of the Company. For further information concerning the Company's variable "pay-for-performance" philosophy and how the Compensation Committee aligns executive compensation with the Company's performance, please refer to the section "Compensation Discussion and Analysis."

Fiscal Year	Summary Compensation Table Total for PEO Robert Dechant	Compensation Actually Paid to PEO Robert Dechant (1)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M) (4)	Company Selected Measure:Adjusted EBITDA ($000) (5)
					IBEX Total Shareholder Return (2)	Peer Group Total Shareholder Return (3)

2026	$2,970,260	$3,924,513	$1,671,063	$1,820,705	$143	$33	$46.33	$82,372
2025	$2,663,006	$5,233,732	$1,072,522	$2,340,335	$137	$65	$36.86	$71,955
2024	$1,040,179	$311,019	$797,944	$420,810	$76	$70	$33.66	$65,176
1.Mr. Dechant served as our principal executive officer ("PEO") for the full fiscal year for each of 2026, 2025 and 2024. For fiscal year 2026, our non-PEO named executive officers included Messrs. Greenwald, Afdahl, Darwal, and Ringman. For fiscal years 2025 and 2024, our non-PEO named executive officers included Messrs. Greenwald, Afdahl, and Bruce Dawson and Julie Casteel. For each of fiscal year 2026, 2025 and 2024, the values included in this column for the compensation actually paid to our PEO, Robert Dechant, and the average compensation actually paid to our non-PEO NEOs reflect the following adjustments:

	PEO: Robert Dechant
Prior FYE	06/30/2023	06/30/2024	06/30/2025
Current FYE	06/30/2024	06/30/2025	06/30/2026
Fiscal Year	2024	2025	2026

Summary Compensation Table Total	$1,040,179	$2,663,006	$2,970,260
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$0	$(997,845)	$(1,233,360)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$1,790,087	$1,408,846
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(727,563)	$1,778,484	$256,596
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(1,597)	$0	$522,171
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$311,019	$5,233,732	$3,924,513

	Non-PEO NEOs Average
Prior FYE	06/30/2023	06/30/2024	06/30/2025
Current FYE	06/30/2024	06/30/2025	06/30/2026
Fiscal Year	2024	2025	2026
Summary Compensation Table Total	$797,944	$1,072,522	$1,671,063
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(214,075)	$(238,389)	$(923,017)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$202,250	$427,660	$889,583
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(365,308)	$1,071,885	$59,148
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$6,656	$123,928
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$420,810	$2,340,335	$1,820,705

2.    For each of 2026, 2025 and 2024, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the Nasdaq Stock Market on June 30, 2023 through and including the last day of the fiscal year covered (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our stock price at the end and the beginning of the Measurement Period, divided by (b) our stock price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the year-end values of such investment as of the end of fiscal 2026, 2025 and 2024, as applicable. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
3.    For purposes of this pay versus performance disclosure, our peer group is comprised of Concentrix Corporation (Nasdaq: CNXC), TaskUs, Inc. (Nasdaq: TASK), Teleperformance (Euronext Paris: TEP), TTEC Holdings, Inc. (Nasdaq: TTEC), ExlService Holdings, Inc. (Nasdaq: EXLS) and Conduent Incorporated (Nasdaq: CNDT) (the “Peer Group”). For each of fiscal 2026, 2025 and 2024, our Peer Group TSR was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming dividend reinvestment for the entities in our Peer Group.
4.    Net income is calculated in accordance with GAAP.
5.    Adjusted EBITDA is calculated as set forth in Appendix A.

The following comparisons provide descriptions of the relationships between certain figures including in the Pay versus Performance table for each of 2026, 2025 and 2024, including a comparison between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (ii) the performance measures of (a) our net income; (b) our cumulative total shareholder return and the total shareholder return of the peer group; and (c) Adjusted EBITDA.

Tabular List

The following table lists the three financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our NEOs for fiscal 2026 to our performance:

Adjusted EBITDA
Revenue
Relative Total Shareholder Return

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policies and Procedures

We have written policies and procedures whereby our Audit Committee is responsible for reviewing and approving transactions between us or any of our subsidiaries and any related person (defined in the policy as to include any person who is or was (since the beginning of our last fiscal year) an executive officer, director or director nominee, a greater than 5% beneficial owner of the Company's common shares, an immediate family member of either of the foregoing or a firm, corporation or other entity at which a person described in the foregoing serves as an officer or director or which he/she is a partner or principal or similar position or has a 5% or greater beneficial ownership interest), in which the amount involved exceeds $120,000 and in which one or more of such related persons has a direct or indirect material interest. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the related party's interest in the transaction, the significance of the transaction to the related party and to the Company, the nature of the related party's relationship with the Company and whether the transaction would likely impair the judgment of a director or officer to act in the best interest of the Company.

In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform us of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Related-Party Transactions

Since July 1, 2025, the Company has entered into or engaged in the following related party transactions.

Sublease of Office Space

Pursuant to an agreement dated December 15, 2021, our subsidiary, Ibex Global Solutions, Inc. and TRG Holdings, LLC, a wholly-owned indirect subsidiary of The Resource Group International Limited, which owns approximately 13% of the Company's common shares, have agreed to sublease and share office space in Washington, D.C. leased by Ibex Global Solutions, Inc. The term of the sublease ended on October 31, 2024, however, TRGI is currently a "tenant at will" as a holdover under the sublease and they may be removed upon thirty days' written notice. The lease amount payable by TRG Holdings, LLC under this sublease is $12,203 per month, commencing on November 1, 2022, plus fifty percent (50%) of all operating expenses, real estate taxes and any additional charges as such are defined in the master lease. For the fiscal year ended June 30, 2026, TRG Holdings, LLC paid the Company approximately $156,414 in connection with its sublease.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common shares as of October 9, 2026 by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares;

●	each of the Company’s named executive officers, directors and director nominees; and

●	all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 13,344,262 shares of Company common shares issued and outstanding as of October 9, 2026.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common shares beneficially owned by them. The address of each of the executive officers and directors in the table below is c/o Ibex Limited, 1717 Pennsylvania Avenue NW, Suite 825, Washington, D.C. 20006.

Name	Number	Percent
Major Shareholders:
The Resource Group International Limited (1)	1,731,574	12.98%

Executive officers and directors:
Daniella Ballou-Aares (2)	8,832	*
Karen Batungbacal (2)	6,147	*
Fiona Beck (2)	13,272	*
John Jones (3)	25,668	*
Shuja Keen (4)	16,480	*
Patrick McGinnis (2)	4,897	*
Mingzhe Zhuang (2)	625	*
Robert Dechant (5)	175,573	1.32%
Taylor Greenwald (2)	34,681	*
David Afdahl (6)	80,282	*
Michael Darwal (2)	4,166	*
Michael Ringman (7)	10,189	*
All executive officers and directors as a group (sixteen persons) (8)	437,917	3.28%
*    Less than 1%

1.Based on information contained in a Form 4 filed with the SEC on November 21, 2024. The address for The Resource Group International Limited is Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda.
2.This holding consists solely of common shares.
3.Mr. Jones’s holdings include (a) 14,909 common shares and (b) 10,759 common shares underlying vested stock options.

4.Mr. Keen's holdings include 16,480 common shares held by Adia Global LLC. Mr. Keen is the sole owner of Adia Global LLC and is deemed to beneficially own its shares.
5.Mr. Dechant’s holdings include (a) 155,504 common shares, and (b) 20,069 common shares underlying vested stock options..
6.Mr. Afdahl's holdings include 51,963 common shares and (b) 28,319 common shares underlying vested stock options.
7.Mr. Ringman's holdings include (a) 6,439 common shares and (b) 3,750 common shares vesting on November 11, 2026.
8.Total executive officer and director holdings include (a) 375,020 common shares, (b) 59,147 common shares underlying vested stock options, and (c) 3,750 common shares vesting on November 11, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of such filings and written representations furnished to us, we believe that all required Section 16 reports under the Exchange Act were filed on a timely basis during the year ended June 30, 2026, except for: Robert T. Dechant filed three late reports covering four transactions, Taylor C. Greenwald filed three late Form 4s covering five transactions, Julie K. Casteel filed three late Form 4s covering four transactions, Paul J. Inson, Christina A. Trofimuk-O'Connor, David M. Afdahl and Bruce N. Dawson each filed two late Form 4s covering three transactions, Michael J. Darwal filed a late Form 3 and one late Form 4 covering two transactions, Shuja Keen and Michael Ringman each filed one late Form 3, and Daniella Ballou-Aares filed one late Form 4 covering three transactions.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This Proxy Statement is being provided to you in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held on December 10, 2026 at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time), or at any adjournments or postponements thereof.

     Where is the Annual Meeting being held?

    The Board has determined that the Annual Meeting should be held online this year via live audio webcast in order to permit shareholders from any location with access to the Internet to participate. This format also reduces the environmental impact of the Annual Meeting. The Company has endeavored to provide shareholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

    How can I participate in and vote at the Annual Meeting Online?

    Shareholders of record as of 5:00 p.m. Eastern Time on October 9, 2026, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, shareholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/IBEX2026, enter the 16-digit control number found on your proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 business days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 4:00 p.m. Eastern Time (5:00 p.m. Atlantic Time) on December 10, 2026. Online check-in will begin at approximately 3:45 p.m. Eastern Time (4:45 p.m. Atlantic Time), and

we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before and during the Annual Meeting at the meeting website. We plan to answer as many questions as possible during the time permitted. A list of answers to appropriate investor questions received before and during the Annual Meeting will be available on the Investor Relations page of our website as soon as practicable after the Annual Meeting. More information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

What proposals will be addressed at the Annual Meeting?

Shareholders will be asked to consider the following proposals at the Annual Meeting:
1.Set the number of directors of the Company at a maximum of eight directors (in accordance with customary practice for Bermuda companies and as required by the Bye-laws of the Company);
2.Elect the eight nominees for director named in this Proxy Statement to hold office until the earlier of the next annual general meeting of shareholders or their resignation, death, or removal;

3.Authorize the Board to fill any vacancy on the Board;

4.Approve, on a non-binding advisory basis, the compensation of our named executive officers;

5.Approve, on a non-binding advisory basis, the frequency of shareholder votes to approve our named executive officers' compensation;

6.Approve the amendment to Bye-Law 74 to adopt a simple majority vote standard for Bye-law amendments;

7.Approve the amendment to the Ibex Limited Amended and Restated 2020 Long-Term Incentive Plan; and

8.Approve the appointment of Deloitte & Touche LLP as the Company’s auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year ended June 30, 2027 (in accordance with legal requirements applicable to Bermuda companies).

We will also consider any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that shareholders vote FOR Proposals 1, 3, 4, 6, 7 and 8, ONE YEAR for Proposal 5, and FOR each director nominee set forth in Proposal 2.

Who may vote at the Annual Meeting of Shareholders?

Shareholders who owned the Company’s common shares, par value $0.000111650536 per share, as of 5:00 p.m. Eastern Time on October 9, 2026 are entitled to vote at the Annual Meeting. As of the record date, there were 13,344,262 common shares issued and outstanding.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum must be present or represented by proxy. Our Bye-laws provide that, subject to the rules of Nasdaq, the quorum required for a general meeting of shareholders is one or more shareholders present in person or by proxy and representing in excess of 25% of the total issued voting shares in the Company throughout the meeting. Nasdaq listing rules, however, will require the presence in person or by proxy of shareholders representing at least 33 1/3% of the outstanding shares of the Company’s common voting stock to constitute a quorum. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.

How many votes do I have?

Each common share is entitled to one vote on each matter that comes before the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company. The Company’s transfer agent and registrar is Broadridge Corporate Issuer Solutions, Inc. ("Broadridge").

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are typically contained in a “voting instruction form.”

What is the proxy card?

The proxy card enables you to appoint Robert Dechant, our Chief Executive Officer, and Christy O’Connor, our Chief Legal Officer and Assistant Secretary, as your proxies at the Annual Meeting. By completing and returning the proxy card, you are authorizing Mr. Dechant and Ms. O’Connor to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

If I am a shareholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

    ●    By mail, by completing, signing, and dating your proxy card
    ●    Online at www.proxyvote.com
    ●    By telephone, at 1-800-690-6903

    During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/IBEX2026.

If I am a beneficial owner of shares held in street name, how do I vote?

    Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Brokers holding shares must vote according to specific voting instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. Brokers do not have discretion to vote on non-routine matters. Proposals 1 through 7 are non-routine matters under applicable rules. Proposal 8 (ratification of appointment of independent registered public accounting firm) is a routine matter. Voting your shares will help to ensure that your interests are represented at the Annual Meeting. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a ‘broker non-vote’ for the matters on which the broker does not vote. Broker non-votes will be considered as present for quorum purposes, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on any of the other proposals.

What vote is required to elect directors?

Directors are elected by the affirmative votes of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

What vote is required to approve Proposals 1, 3, 4, 5, 6, 7 and 8?

Approval of Proposals 1, 3, 4, 7 and 8 requires the affirmative votes of a majority of the votes cast at the Annual Meeting.

With respect to Proposal 5, the option of one year, two years, or three years that receives the affirmative votes of a majority of the votes cast at the Annual Meeting will be approved, unless none of the three frequency choices receives a majority of the votes cast, in which case the option that receives the affirmative vote of the greatest number of the votes cast at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by our stockholders.

Pursuant to current Bye-law 74, approval of Proposal 6 requires the affirmative vote of at least 75% of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will not affect the outcome of the vote on these proposals.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Assistant Secretary at 500 Penn Center Blvd., Suite 302, Pittsburgh, PA 15235 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank, or other nominee.

What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted FOR each of the director nominees, for ONE YEAR for Proposal 5 and FOR each of Proposals 1, 3, 4, 6, 7, and 8.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by Broadridge and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this Proxy Statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common shares, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

Submission of Shareholder Proposals for the 2027 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at next year’s annual general meeting of shareholders (the “2027 Annual Meeting”), it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, DC 20006 no later than the close of business (5 p.m. Eastern Time) on June 30, 2027.

Non-Rule 14a-8 Proposals. For any proposal to be considered at the 2027 Annual Meeting or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance written notice to the Company at its offices at 1717 Pennsylvania Avenue NW, Suite 825, Washington, DC 20006 no later than the close of business (5:00 p.m. Eastern Time) on September 10, 2027, as required by SEC Rule 14a-4(c)(1).

Universal Proxy Nominations. To comply with the universal proxy rules, if a shareholder intends to solicit proxies in support of director nominees, then our Assistant Secretary must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to the Assistant Secretary at 1717 Pennsylvania Avenue NW, Suite 825, Washington, DC 20006 no later than the close of business (5:00 p.m. Eastern Time) on October 11, 2027 (or, if the 2027 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after December 10, 2027, then notice must be provided not later than 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company).

Bermuda Law Proposals. In addition, Section 79 of the Companies Act provides that (i) any number of shareholders representing not less than 5% of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office in the manner provided by the Companies Act.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the proxy materials to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and can benefit the environment. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions: If the shares are registered in the name of the shareholder, the shareholder should contact Christy O’Connor at our offices by sending a written request to 500 Penn Center Blvd., Suite 302, Pittsburgh, PA 15235 or by calling 202-702-4478, to inform us of his or her request; or if a bank, broker, or other nominee holds the shares, the shareholder should contact the bank, broker, or other nominee directly.
Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 2026, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Christy O’Connor, Assistant Secretary, IBEX Limited, 500 Penn Center Blvd., Suite 302, Pittsburgh, PA 15235.

APPENDIX A

Non-GAAP Measures

Non-GAAP Financial Measures

We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.

Adjusted net income, adjusted net income margin, and adjusted earnings per share

Adjusted net income is a non-GAAP profitability measure that represents net income before the effect of the following items: severance costs, impairment losses, gains or losses on asset disposals, gains or losses on lease terminations, foreign currency gains and losses, and stock-based compensation expense, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

We use adjusted net income, adjusted net income margin, and adjusted earnings per share internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We believe that adjusted net income, adjusted net income margin, and adjusted earnings per share are meaningful indicators of performance as it reflects what we believe is closer to the actual results of our business performance by removing items that we believe are not reflective of our underlying business. We also believe that adjusted net income, adjusted net income margin, and adjusted earnings per share may be widely used by investors, securities analysts and other interested parties as a supplemental measure of performance.

Adjusted net income, adjusted net income margin, and adjusted earnings per share may not be comparable to other similarly titled measures of other companies and have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Because of these limitations, investors should consider adjusted net income, adjusted net income margin, and adjusted earnings per share in conjunction with other U.S. GAAP financial performance measures, including net income from operations and net income, among others.

The following table provides a reconciliation of net income to adjusted net income, net income margin to adjusted net income margin, and diluted earnings per share to adjusted earnings per share for the years presented:

	Year ended June 30,		Period over Period Change
($000s, except per share amounts)	2026	2025	($)	(%)
Net income	$46,331	$36,864	$9,467	25.7%
Net income margin	7.2%	6.6%	0.6%	8.9%

Severance costs	1,240	558	682	122.0%
Impairment losses	1,092	1,429	(337)	(23.6)%
Gain on asset disposals	(150)	—	(150)	100.0%
Loss on lease terminations	744	—	744	100.0%
Foreign currency (gains) / losses	(3,177)	693	(3,870)	(558.4)%
Stock-based compensation expense	7,737	5,432	2,305	42.4%
Total adjustments	$7,486	$8,112	$(626)	(7.7)%
Tax impact of adjustments (1)	(1,650)	(1,975)	325	(16.5)%
Adjusted net income	$52,167	$43,001	$9,166	21.3%
Adjusted net income margin	8.1%	7.7%	0.4%	5.2%

Diluted earnings per share	$3.13	$2.36	$0.77	32.8%
Per share impact of adjustments to net income	0.39	0.39	—	1.0%
Adjusted earnings per share	$3.52	$2.75	$0.77	28.3%

Weighted average diluted shares outstanding	14,808	15,725	(917)	(5.8)%

The period over period change and percentages are calculated based on exact amounts, and therefore may not recalculate exactly using rounded numbers as presented.
(1) Represents tax impacts of each adjustment using the effective tax rate in the relevant jurisdictions.

EBITDA, adjusted EBITDA, and adjusted EBITDA margin

EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: interest income, severance costs, impairment losses, gains or losses on asset disposals, gains or losses on lease terminations, foreign currency gains and losses, and stock-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

We use EBITDA, adjusted EBITDA, and adjusted EBITDA margin internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance. We may use adjusted EBITDA as a vesting trigger in some performance-based restricted share units. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin are meaningful indicators of the health of our business as they provide additional information to investors about certain non-cash or non-recurring charges that we believe may not continue at the same level in the future or be reflective of our long-term performance. We also believe that EBITDA, adjusted EBITDA and adjusted

EBITDA margin are widely used by investors, securities analysts, and other interested parties as a supplemental measure of performance.

EBITDA, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP. Some of these limitations are as follows:

•although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future. EBITDA, adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA, adjusted EBITDA and adjusted EBITDA margin are not intended to be a measure of free cash flow for our discretionary use, as they do not reflect: (i) changes in, or cash requirements for, our working capital needs; (ii) debt service requirements; (iii) tax payments that may represent a reduction in cash available to us; and (iv) other cash costs that may recur in the future;
•other companies, including companies in our industry, may calculate similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, investors should consider EBITDA, adjusted EBITDA and adjusted EBITDA margin in conjunction with U.S. GAAP financial performance measures, including cash flows from operating activities, investing activities and financing activities, net income, net income margin, and other financial results.

The following table provides a reconciliation of net income to EBITDA, and adjusted EBITDA and net income margin to adjusted EBITDA margin for the years presented:

	Year ended June 30.		Period over Period Change
($000s)	2026	2025	($)	(%)
Net income	$46,331	$36,864	$9,467	25.7%
Net income margin	7.2%	6.6%	0.6%	8.9%

Interest expense	936	1,634	(698)	(42.7)%
Income tax expense	7,963	9,068	(1,105)	(12.2)%
Depreciation and amortization	19,922	17,232	2,690	15.6%
EBITDA	$75,152	$64,798	$10,354	16.0%
Interest income	(266)	(955)	689	(72.1)%
Severance costs	1,240	558	682	122.0%
Impairment losses	1,092	1,429	(337)	(23.6)%
Gain on asset disposals	(150)	—	(150)	100.0%
Loss on lease terminations	744	—	744	100.0%
Foreign currency (gains) / losses	(3,177)	693	(3,870)	(558.4)%
Stock-based compensation expense	7,737	5,432	2,305	42.4%
Adjusted EBITDA	$82,372	$71,955	$10,417	14.5%

Adjusted EBITDA margin	12.8%	12.9%	(0.1)%	(0.8)%

The period over period change and percentages are calculated based on exact amounts, and therefore may not recalculate exactly using rounded numbers as presented.

Free cash flow

Free cash flow is a non-GAAP liquidity measure that represents net cash provided by operating activities less capital expenditures. While we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity position in the same manner as our management, our use of free cash flow has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Further, other companies, including companies in our industry, may adjust their cash flows differently, which may reduce the value of free cash flow as a comparative measure. The following table reconciles net cash provided by operating activities to free cash flow, for the years presented:

	Year ended June 30,		Period over Period Change
($000s)	2026	2025	($)	(%)
Net cash provided by operating activities	$59,001	$45,668	$13,333	29.2%
Less: capital expenditures	27,807	18,375	9,432	51.3%
Free cash flow	$31,194	$27,293	$3,901	14.3%

Net cash

Net cash is a non-GAAP liquidity measure that represents cash and cash equivalents less total debt. We believe that net cash provides useful information to investors in understanding and evaluating our ability to pay off debt. Our use of net cash has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Further, other companies, including companies in our industry, may adjust their cash or debt differently, which may reduce the value of net cash as a comparative measure.

Net cash is calculated below:

	June 30,		Period over Period Change
($000s)	2026	2025	($)	(%)
Cash and cash equivalents	$32,566	$15,350	$17,216	112.2%

Debt
Current	$882	$823	$59	7.2%
Non-current	777	796	(19)	(2.4)%
Total debt	$1,659	$1,619	$40	2.5%
Net cash	$30,907	$13,731	$17,176	125.1%

APPENDIX B

IBEX LIMITED AMENDED AND RESTATED
2020 LONG-TERM INCENTIVE PLAN

(AS AMENDED EFFECTIVE DECEMBER __, 2026

1.History; Existence of the Plan.
IBEX LIMITED, a Bermuda exempted company (“IBEX”), has established the IBEX 2020 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was originally effective on the Adoption Date. The Plan was subsequently amended on January 14, 2022 to provide for an increase in the shares available under the Plan (the “First Amendment Date”), was further amended and restated, effective as of December 5, 2025 (the “Amendment and Restatement Date”), and is hereby amended, effective as of December [__], 2026, to further increase the shares available under the Plan (the “Second Amendment Date”).

Since the Adoption Date, no awards have been made under the IBEX Holdings Limited 2017 Share Plan or the IBEX Holdings Limited 2018 Restricted Share Plan (such plan referred to as the “2018 Plan”).

2.Purposes of the Plan.
The Plan is designed to:

(a)promote the long-term financial interests and growth of IBEX and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel of IBEX and other Eligible Individuals.

(b)motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c)further the alignment of interests of Participants with those of the shareholders of IBEX through opportunities for increased share or share-based ownership in IBEX.

Toward these objectives, the Administrator may grant share options, share appreciation rights, share awards, share units, performance shares, performance units, and other share-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.Terminology.
Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.Administration.
(a)Administration of the Plan. The Plan shall be administered by the Administrator.

(b)Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(ii)determine the types of Awards to be granted any Eligible Individual;

(iii)determine the number of Common Shares to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;
(iv)determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any Common Shares, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of Common Shares, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v)subject to Sections 7(e) 10(c) and 15, modify, amend or adjust the terms and conditions of any Award, including but not limited to, any such modification, amendment or substitution that results in repricing of the Award which may be made without prior stockholder approval;

(vi)accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration to any Award that is considered “deferred compensation” within the meaning of Section 409A or Section 457A of the Code (to the extent applicable) if the effect of such action is inconsistent with Section 409A or Section 457A of the Code;

(vii)determine whether an Award will be paid or settled in cash, Common Shares, or in any combination thereof and whether, to what extent and under what circumstances cash or Common Shares payable with respect to an Award shall be deferred either automatically or at the election of the Participant;
(viii)for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;
(ix)establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;
(x)determine the Fair Market Value of Common Shares or other property for any purpose under the Plan or any Award;
(xi)administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii)establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii)correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv)otherwise administer the Plan and all Awards granted under the Plan.

(c)Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act, to the extent applicable.

(d)Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator, nor any director, officer, employee or representative of IBEX shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, IBEX and the officers and directors IBEX shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(f)Indemnification. To the maximum extent permitted by law, by IBEX’s bye-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of IBEX or an Affiliate shall be indemnified by IBEX against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including IBEX, any Participants and any other employee, or director of IBEX and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of IBEX shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5.Shares Issuable Pursuant to Awards.

(a)Initial Share Pool. Subject to adjustments as provided in Section 10 of the Plan, the number of Common Shares issuable pursuant to Awards that may be granted under the Plan shall equal 3,637,326.13 Common Shares (the “Share Pool”) (which consists of the original 1,287,326.13 Common Shares approved as of the Adoption Date, an additional 700,000 Common Shares added as of the First Amendment Date, an additional 650,000 Common Shares added as of the Amendment and Restatement Date, and an additional 1,000,000 Common Shares added as of the Second Amendment Date).

(i) The Share Pool shall be reduced by one share for each Common Share made subject to an Award granted under the Plan (for the avoidance of doubt, Awards which by their terms are cash-settled shall not reduce the Share Pool);

(ii)The Share Pool shall be increased, on the relevant date, by the number of unissued Common Shares underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash granted under the Plan or the 2018 Plan, in any such case without the issuance of shares and by the number of Common Shares used as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise;
(iii)The Share Pool shall be increased, on the forfeiture date, by the number of Common Shares that are forfeited back to IBEX after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award granted under the Plan or the 2018 Plan;

(iv)The Share Pool shall be increased, on the exercise date, by the number of Common Shares withheld by or surrendered (either actually or through attestation) to IBEX in payment of the exercise price of any Award granted under the Plan or the 2018 Plan; and

(v)The Share Pool shall be increased, on the relevant date, by the number of Common Shares withheld by or surrendered (either actually or through attestation) to IBEX in payment of the Tax Withholding Obligation that arises in connection with any Award granted under the Plan or the 2018 Plan.

(vi)The Share Pool shall NOT be increased by any Common Shares reacquired by IBEX on the open market or otherwise using cash proceeds from the exercise of share options.

(b)ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of Common Shares that may be issued pursuant to share options granted under the Plan that are intended to qualify as Incentive Share Options within the meaning of Section 422 of the Code shall be equal to 3,500,000 Common Shares. Notwithstanding the foregoing, no Common Shares added to the Share Pool on the First Amendment Date, the Amendment and Restatement Date, or the Second Amendment Date are eligible to be granted as Incentive Share Options.

(c)Source of Shares. The Common Shares with respect to which Awards may be made under the Plan shall be shares authorized for issuance under IBEX’s memorandum of association and bye- laws but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

(d)Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $450,000, provided however, in a Non-Employee Director’s first year of service compensation for services may not exceed $900,000 (such limits, the “Director Limits”).. The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Director.

6.Participation.
Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for IBEX or an Affiliate; provided, however, that such Awards shall not become vested or exercisable and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

7.Awards.

(a)Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by IBEX and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)Share Options.

(i) Grants. A share option means a right to purchase a specified number of Common Shares from IBEX at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Share Options or Nonqualified Options; provided, however, that Awards of Incentive Share Options shall be limited to employees of IBEX or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in

Sections 424(e) and 424(f) of the Code, respectively, of IBEX, and any other Eligible Individuals who are eligible to receive Incentive Share Options under the provisions of Section 422 of the Code. No share option shall be an Incentive Share Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii)Exercise. Share options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of share options may not have a term in excess of ten years’ duration unless required otherwise by applicable law.

(iii)Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent share options are not vested and exercisable, a Participant’s share options shall be forfeited upon his or her Termination of Service.

(iv)No Dividends. Share options granted under this Plan may not provide for any dividends or Dividend Equivalents thereon.

(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share options, provided they are not inconsistent with the Plan.

(c)Limitation on Reload Options. The Administrator shall not grant share options under this Plan that contain a reload or replenishment feature pursuant to which a new share option would be granted automatically upon receipt of delivery of Common Shares to IBEX in payment of the exercise price or any tax withholding obligation under any other share option.

(d)Share Appreciation Rights.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of share appreciation rights. A share appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Share over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the share appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem share option to which the share appreciation right is related, or with respect to share appreciation rights that are granted in substitution of similar types of awards of a company acquired by IBEX or a Subsidiary or with which IBEX or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii)Exercise. Share appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that share appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by IBEX of the amount receivable upon any exercise of a share appreciation right is to be made in cash or Common Shares or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the share appreciation right. If upon the exercise of a share appreciation right a Participant is to receive a portion of such payment in Common Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Share on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii)Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent share appreciation rights are not vested and exercisable, a Participant’s share appreciation rights shall be forfeited upon his or her Termination of Service.

(iv)No Dividends. Share appreciation rights granted under this Plan may not provide for any dividends or Dividend Equivalents thereon.

(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share appreciation rights, provided they are not inconsistent with the Plan.

(e)Share Awards.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Shares or Restricted Shares (collectively, “Share Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Share Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii)Vesting. Restricted Share shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Share.

(iii)Rights of a Shareholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder of Common Shares including, without limitation, the right to vote Restricted Shares. Cash dividends declared payable on Common Shares shall be paid in cash or as unrestricted Common Shares having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional Restricted Share as determined by the Administrator; provided, however, that dividends declared payable on

Restricted Shares shall be held by IBEX and made subject to forfeiture until the underlying Restricted Shares vest. For the avoidance of doubt, any dividends or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of Restricted Shares becomes vested. Shares distributed in connection with a share split or share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Shares or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Shares lapse, IBEX shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by IBEX.

(iv)Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Shares.
(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, restrictions, and/or limitations, if any, of any Award of Restricted Shares, provided they are not inconsistent with the Plan.

(f)Share Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted share Units or Restricted Share Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Restricted Share Units represent a contractual obligation by IBEX to deliver a number of Common Shares, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of Common Shares and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii)Vesting and Payment. Restricted Share Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Common Shares, cash or a combination of Common Shares and cash, as applicable, payable in settlement of Restricted Share Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by IBEX, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A or Section 457A of the Code (to the extent applicable).

(iii)No Rights of a Shareholder; Dividend Equivalents. Until Common Shares are issued to the Participant in settlement of share Units, the Participant shall not have any rights of a shareholder of IBEX with respect to the share Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on share Units; provided, however, that Dividend Equivalents payable on share Units shall be accrued and made subject to forfeiture until such share Units vest. For the avoidance of doubt, any Dividend Equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of share Units becomes vested.

(iv)Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Common Shares or cash to which such Restricted Share Units relate, all Restricted Share Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Share Units that are then subject to deferral or restriction shall be forfeited; provided that the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(v)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of share Units, provided they are not inconsistent with the Plan.

(g)Performance Shares and Performance Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to Common Shares or Units that are expressed in terms of Common Shares, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar- denominated Units valued by reference to designated criteria established by the Administrator, other than Common Share, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or Common Shares or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii)Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of

Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to any objective standards in a manner consistent with IBEX’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Metrics for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities;(3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any share dividend, share split, combination or exchange of share occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions, or (19) or any other items selected by the Administrator. Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A or Section 457A of the Code (to the extent applicable).

(iii)Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(h)Other Share-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Share-Based Awards. Other Share-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a share option or share appreciation right, (B) credited to an account for the Participant, including the reinvestment of such credited amounts in Common Share equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Shares as determined by the Administrator; provided, however, that

Dividend Equivalents payable on Other Share-Based Awards shall be accrued and made subject to forfeiture until such Other Share-Based Awards vest. For the avoidance of doubt, any Dividend Equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the Other Share-Based Award becomes vested.

(i)Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause IBEX or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(j)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Shares at the time of any dividend payment, and the payment of Common Shares with respect to dividends to Participants holding Awards of share Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of share Units equal in number to the Common Shares that would have been obtained by such payment or reinvestment, the terms of which share Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further share Units on the terms contemplated by this Section 7(j).

8.Withholding of Taxes.
Participants and holders of Awards shall pay to IBEX or its Affiliate or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of IBEX under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with Common Shares, including unrestricted outstanding shares surrendered to IBEX and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Share Compensation, for equity-classified awards) required to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. IBEX or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9.Transferability of Awards.

(a)General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Share Option or a tandem share appreciation right granted with respect to an Incentive Share Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the Common Shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any IBEX share ownership or retention policy, now or hereafter existing, that may apply to the Participant or Common Shares received under an Award.

(b)Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Share Option or a tandem share appreciation right granted with respect to an Incentive Share Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister- in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10.Adjustments for Corporate Transactions and Other Events.

(a)Mandatory Adjustments. In the event of a merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting IBEX (each, a “Corporate Event”) or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of IBEX (each, a “Share Change”) that occurs at any time after the IPO Date (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the IPO Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of Common Shares or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of Common Shares or other securities that may be issued with respect to Incentive Share Options granted under the Plan, (iv) the number of Common Shares or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (v) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which shareholders of IBEX receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a share option or share appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Common Share pursuant to such Corporate Event over the exercise price or base price of such share option or share appreciation right shall conclusively be deemed valid and that any share option or share appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each Common Share pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of IBEX and securities of entities other than IBEX) for the Common Shares subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c)Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in IBEX’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other IBEX filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of IBEX or the applicable subsidiary, business segment or other operational unit of IBEX or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A or Section 457A (to the extent applicable) of the Code shall be made in compliance with the requirements of Section 409A or Section 457A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A or Section 457A of the Code (to the extent applicable) shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A or Section 457A of the Code (to the extent applicable) or (2) comply with the requirements of Section 409A or Section 457A of the Code (to the extent applicable); (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A or Section 457A of the Code (to the extent applicable) at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Share Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of IBEX.

11.Change in Control Provisions.

(a)Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i)the outstanding Awards of share options and share appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii)the outstanding Restricted Shares the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii)the outstanding Restricted Shares the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv)the outstanding Restricted Share Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or Common Shares (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A or Section 457A of the Code (to the extent applicable); and

(v)the outstanding Restricted Share Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or Common Shares (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code. Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b)Termination Without Cause Following Continuation, Assumption or Substitution of Awards. Unless otherwise specified in an Award Agreement or otherwise determined by the Compensation Committee, in the event that (i) outstanding Awards are continued, assumed or substituted in connection with a Change in Control by the surviving or successor entity or a parent thereof and (ii) within two (2) years following such Change in Control, a Participant experiences a Termination of Service as a result of a termination by the Company without Cause, then such continued, assumed or substituted awards held by such Participant shall become fully vested and exercisable upon such Termination of Service.

(c)Other Permitted Actions. In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d)Section 409A or Section 457A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A or Section 457A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A or Section 457A of the Code.

12.Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, or directors of entities who become employees, officers, or directors of IBEX or a Subsidiary as the result of a merger, amalgamation or consolidation of the entity for which they perform services with IBEX or a Subsidiary, or the acquisition by IBEX of the assets or shares of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, amalgamation, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Share is listed or admitted for trading, any available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.Compliance with Securities Laws; Listing and Registration.

(a)The obligation of IBEX to sell or deliver Common Shares with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Share under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non- United States) securities laws, the right to exercise an Award or receive Common Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Shares under the Plan would or may violate the rules of any exchange on which IBEX’s securities are then listed for trade, the right to exercise an Award or receive Common Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the

Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any share exchange upon which any of IBEX’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but IBEX shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b)Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Shares issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Share, no such Award shall be granted or payment made or Common Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)In the event that the disposition of Common Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Shares pursuant to the Plan, as a condition precedent to receipt of such Common Shares, to represent to IBEX in writing that the Common Shares acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Shares so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Shares in compliance with applicable Federal, state or foreign securities laws.

14.Section 409A and Section 457A Compliance.

It is the intention of IBEX that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A or Section 457A of the Code (to the extent applicable) shall comply in all respects with the requirements of Section 409A or Section 457A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither IBEX nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, Common Shares or other property) under any Award, including any applicable taxes, penalties or interest imposed under or as a result of Section 409A or Section 457A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, Common Shares or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by IBEX and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15.Plan Duration; Amendment and Discontinuance.

(a)Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Common Shares approved for issuance under the Plan remain available to be granted under new Awards or (b) December 5, 2035. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before December 5, 2035 or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)Amendment and Discontinuance of the Plan. The Board or Compensation Committee may amend, alter or discontinue the Plan; provided, that, if required to comply with Bermuda law and any other applicable laws or stock exchange rules or the rules of any automated quotation systems (other than any requirement which may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. No amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to IBEX or the Participant. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)Amendment of Awards.

(i)Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Share is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

(ii)Except in connection with a corporate transaction or event described in Section 10 of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding share options or the base price of outstanding share appreciation rights, or cancel outstanding “underwater” share options or share appreciation rights (including following a Participant’s voluntary surrender of “underwater” share options or share appreciation rights) in exchange for cash, other awards or share options or share appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original share option or base price of the original share appreciation right, as applicable, without shareholder approval. This Section 15(c)(ii) is intended to prohibit the repricing of “underwater” share options and share appreciation rights and will not be construed to prohibit the adjustments provided for in Section 10 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 15(c)(ii) may not be amended without approval by the Company’s shareholders.

16.General Provisions.

(a)Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of IBEX or any Affiliate or shall interfere in any way with the right of IBEX or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that IBEX is the Participant’s employer or that the Participant has an employment relationship with IBEX.

(b)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between IBEX and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from IBEX pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of IBEX.

(c)Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of IBEX or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) IBEX or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, IBEX may, if the Administrator so directs, issue or transfer the Common Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the Common Shares to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All Common Shares underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to IBEX.

(e)Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the applicable laws of Bermuda, except as otherwise set forth herein, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g)Recovery of Amounts Paid. Awards granted under this Plan are subject to the terms and conditions of the Company’s Compensation Recoupment (Clawback) Policy and any other clawback provisions, policy or policies (if any) as may be in effect from time to time, including any that specifically implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (collectively, the “Clawback Policy”), and applicable sections of any Award Agreement to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Clawback Policy. Further, by accepting any Award under this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Clawback Policy, and agrees (or has agreed) that the Company may enforce its rights under the Clawback Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Clawback Policy, from and after the effective date thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Code Section 409A.

(h)Acknowledgements. Notwithstanding anything in this Plan or an Award Agreement to the contrary, (i) nothing in this Plan or in an Award Agreement or otherwise limits a Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002) and (ii) nothing in this Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

17.Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Compensation Committee, or such other committee(s) of director(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) of director(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non- employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Share, provided that, with respect to Awards made to a member of the Board who is not an employee of the Company, Administrator means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Adoption Date” means the date the Plan was originally adopted by the Board.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, IBEX or any successor to IBEX. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any share option, share appreciation right, share award, share unit, Performance Share, Performance Unit, and/or Other Share-Based Award, granted under this Plan (or the 2018 Plan as applicable).

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of IBEX.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of IBEX, any of its Affiliates or a successor to IBEX or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for IBEX, any of its Subsidiaries or a successor to IBEX or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to IBEX, any of its Subsidiaries or a successor to IBEX or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of IBEX, or of its Subsidiaries, or a successor to IBEX or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of IBEX, (ii) a Change in Effective Control of IBEX, or (iii) a Change in the Ownership of Assets of IBEX, as described herein and construed in accordance with Code Section 409A.

(1) A “Change in Ownership of IBEX” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of IBEX that, together with the shares held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of IBEX. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of IBEX, the acquisition of additional shares by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of IBEX or to cause a Change in Effective Control of IBEX (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which IBEX acquires its shares in exchange for property will be treated as an acquisition of shares.

(2) A “Change in Effective Control of IBEX” shall occur on the date either (A) a majority of members of IBEX’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of IBEX’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of shares of IBEX possessing 50% or more of the total voting power of the shares of IBEX.

(3) A “Change in the Ownership of Assets of IBEX” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from IBEX that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of IBEX immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of IBEX, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The following rules of construction apply in interpreting the definition of Change in Control:

a.    A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by IBEX and by entities controlled by IBEX or an underwriter, initial purchaser or placement agent temporarily holding the shares of IBEX pursuant to a registered public offering.

b.    Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the corporation. If a Person owns shares in both corporations that enter into a merger, consolidation, purchase or acquisition of shares, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own shares of the same corporation at the same time, or as a result of the same public offering.

c.    A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of share capital of IBEX.

d.    For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine share ownership. Shares underlying a vested option are considered owned by the individual who holds the vested option (and the shares underlying an unvested option are not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for shares that are not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the shares underlying the option are not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Common Shares” means Class B Common Shares of IBEX, par value $0.000111650536 per share, and any capital securities into which they are converted and “Common Share” shall be interpreted accordingly.

“Company” means IBEX and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only IBEX.

“Director Limits” shall have the meaning ascribed to it in Section 5(e) of the Plan.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Share, share Units or other property equal in value to dividends paid with respect to a specified number of Common Shares.

“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, IBEX or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for IBEX’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from IBEX or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:
(1)if the principal market for the Common Shares (as determined by the Administrator if the Common Shares are listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, unless otherwise determined by the Administrator, the official closing price per Common Share for the regular market session on that date on the principal exchange or market on which the Common Shares are then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(2)if the principal market for the Common Shares is not a national securities exchange or an established securities market, but the Common Shares are quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Shares on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(3)if the Common Shares are neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Shares conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Full Value Award” means an Award that results in IBEX transferring the full value of a Common Share under the Award, whether or not an actual share is issued. Full Value Awards shall include, but are not limited to, share awards, share units, Performance Shares, Performance Units that are payable in Common Shares, and Other Share-Based Awards for which IBEX transfers the full value of Common Shares under the Award, but shall not include Dividend Equivalents.

“Incentive Share Option” means any share option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the share option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Share, pursuant to which the Common Share is priced for the initial public offering.

“IBEX” means IBEX Limited, an exempted company incorporated in Bermuda.

“Non-Employee Director” means a member of the Board who is not an employee of IBEX or any of its Affiliates.

“Nonqualified Option” means any share option that is not an Incentive Share Option.

“Other Share-Based Award” means an Award of Common Shares or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, Common Shares, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Metrics” means criteria established by the Administrator, which may relate to any of the following (or any other metric), as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(1)Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or share-based compensation expense;

(2)Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(3)Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(4)Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(5)Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to- capital, debt-to-EBITDA or other liquidity ratios); and/or

(6)Share Price and Equity Metrics: any derivative of return on shareholders’ equity; total shareholder return; share price; share price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).

“Performance Shares” means a grant of share or share Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this IBEX Limited 2020 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Compensation Committee” means the Compensation Committee of the Board.

“Restricted Share” means an Award of Common Shares to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).
“Restricted Share Unit” means a right granted to a Participant to receive Common Shares or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period.

“Subsidiary” means any corporation or other entity in an unbroken chain of companies, corporations or other entities beginning with IBEX if each of the companies, corporations or other entities, or group of commonly controlled companies, corporations or other entities, other than the last company, corporation or other entity in the unbroken chain then owns shares, stock or other equity interests possessing 50% or more of the total combined voting power of all classes of shares, stock or other equity interests in one of the other companies, corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code , a “Subsidiary” of a corporation or other entity means all other entities with which such company, corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment, or performance of services for, IBEX and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among IBEX and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with IBEX and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with IBEX and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for IBEX or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with IBEX or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by IBEX to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: share units, Restricted Share Units, Performance Units, and Performance Shares that are expressed in terms of Common Shares.

{end of document}

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IBEX LIMITED
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VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 9, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBEX2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04804-Z94101

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IBEX LIMITED

PRELIMINARY COPY

The Board of Directors recommends you vote FOR the following proposals and nominees:

	For	Against	Abstain
1. To set the number of Directors at a maximum of eight (8).	☐	☐	☐
2. The Election of Directors:			
2a. Daniella Ballou-Aares	☐	☐	☐
2b. Karen Batungbacal	☐	☐	☐
2c. Fiona Beck	☐	☐	☐
2d. Robert Dechant	☐	☐	☐
2e. John (Jack) Jones	☐	☐	☐
2f. Shuja Keen	☐	☐	☐
2g. Patrick McGinnis	☐	☐	☐
2h. Mingzhe Zhuang	☐	☐	☐
3. To permit the Board to fill any vacancy on the Board.	☐	☐	☐

	For	Against	Abstain
4. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
5. To approve, on a non-binding advisory basis, the frequency of shareholder advisory votes to approve the named executive officers' compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
6. To approve the amendment to Bye-Law 74.	☐	☐	☐
7. To approve the amendment to the Amended and Restated Ibex Limited Long-Term Incentive Plan.	☐	☐	☐
8. To approve the appointment of Deloitte & Touche LLP as the Company's auditor and independent registered public accounting firm and authorize the Audit Committee, acting on behalf of the Board, to fix the remuneration of Deloitte & Touche LLP for the fiscal year June 30, 2027.	☐	☐	☐

NOTE: Such proxy to remain valid and effective at any adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PRELIMINARY COPY

The meeting materials, including the Proxy Statement and the Ibex Limited Annual Report, are available at www.proxyvote.com.

T04805-Z94101

PRELIMINARY COPY

IBEX LIMITED
2026 Annual Meeting of Shareholders
December 10, 2026 4:00 PM EST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ms. Christy O'Connor and Mr. Robert Dechant, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Stock of IBEX LIMITED that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2026 Annual Meeting of Shareholders to be held at 4:00 PM EST on December 10, 2026, virtually at www.virtualshareholdermeeting.com/IBEX2026 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy upon any other matters that may properly come before the meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendation.

Continued and to be signed on reverse side